Exhibit 99.(a)(1)

CBS CORPORATION
 OFFER TO EXCHANGE OUTSTANDING OPTIONS
FOR RESTRICTED SHARES OR RESTRICTED SHARE UNITS

 THE VOLUNTARY EXCHANGE OFFER AND WITHDRAWAL RIGHTS
EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT TIME, ON MAY 31, 2006 UNLESS THE VOLUNTARY EXCHANGE OFFER IS EXTENDED BY CBS

CBS Corporation (‘‘CBS,’’ ‘‘we’’ or ‘‘us’’) is offering eligible employees the opportunity to tender their currently outstanding options to purchase shares of CBS Class B Common Stock that were granted prior to January 1, 2006 in exchange for restricted shares (for eligible employees who are subject to United States income tax) or restricted share units (for other eligible employees). We refer to this offer as the ‘‘Voluntary Exchange Offer.’’ CBS is making the Voluntary Exchange Offer upon the terms and subject to the conditions described in this Offer to Exchange.

You are eligible to participate in the Voluntary Exchange Offer if on May 3, 2006 you are an active employee (full-time or part-time) of CBS or one of its majority-owned subsidiaries, and you remain continuously so employed through the expiration of the Voluntary Exchange Offer. You qualify as an eligible employee if you are on an approved leave of absence as of the expiration of the Voluntary Exchange Offer and you otherwise meet the eligibility requirements of the preceding sentence.

The Voluntary Exchange Offer is available for all of your outstanding stock options to purchase shares of CBS Class B Common Stock that were granted prior to January 1, 2006. We refer to these stock options as your ‘‘eligible options.’’

For purposes of the Voluntary Exchange Offer, eligible options are divided into two categories: ‘‘out-of-the-money’’ eligible options are those eligible options that have an exercise price per share equal to or greater than $24.9340; ‘‘in-the-money’’ eligible options are those eligible options that have an exercise price per share less than $24.9340. You may be holding both out-of-the-money and in-the-money eligible options, or all of your eligible options may be out-of-the-money or in-the-money. You must make separate decisions about whether to tender your out-of-the-money eligible options, if any, and your in-the-money eligible options, if any. If you decide to tender any of your out-of-the-money eligible options, you must tender all of your out-of-the-money eligible options. Similarly, if you decide to tender any of your in-the-money eligible options, you must tender all of your in-the-money eligible options.

Eligible employees will receive, in exchange for eligible options properly tendered in the Voluntary Exchange Offer and accepted by CBS, restricted shares or restricted share units (referred to as ‘‘RSUs’’), depending on their tax status:

•	eligible employees who are subject to United States income tax will receive restricted shares;

•	eligible employees who are not subject to United States income tax will receive RSUs.

Restricted shares and RSUs will be granted as of the first business day after the expiration of the Voluntary Exchange Offer and will be subject to forfeiture and other restrictions until they vest. Even if your eligible options already are vested, the restricted shares or RSUs that you receive in the Voluntary Exchange Offer will be subject to vesting. Restricted shares and RSUs will vest in two equal installments on the second and third anniversaries of the date of grant; for certain CBS executive officers, vesting will also be conditioned on CBS satisfying performance criteria for fiscal year 2006. During the vesting period, restricted shares will accrue dividends, and RSUs will accrue dividend equivalents, whenever CBS pays a cash dividend on the CBS Class B Common Stock. Accrued dividends and dividend equivalents will be subject to vesting on the same terms and conditions as the underlying restricted shares or RSUs and will be paid when the underlying restricted shares or RSUs vest. You will not be given credit for vesting as a result of service with CBS or the former Viacom Inc. prior to the date the restricted shares or RSUs are granted. If your employment terminates for any reason before your restricted shares or RSUs have vested in full, your unvested restricted shares or RSUs (and related accrued dividends or dividend equivalents, as applicable) will be forfeited.

If you properly tender your eligible options, the restricted shares or RSUs granted to you in exchange will be subject to terms and conditions set forth in an award certificate for the grant. The number of restricted shares or RSUs that you receive with respect to your tendered eligible options will be determined by applying the conversion calculation described in Section 1 of this Offer to Exchange.

Nothing in this document gives, or shall be considered to give, you the right to remain in the employ of CBS or any of its majority-owned subsidiaries. Nothing in this document shall limit the right of CBS or any of its majority-owned subsidiaries to terminate your employment at any time with or without cause. Nothing in this document shall be considered a contract or guarantee of wages or consideration.

All of your eligible options that you do not properly tender will remain outstanding, without change to the exercise price, the number of shares or the terms and conditions as currently in effect.

Although the CBS Board of Directors and its Compensation Committee have authorized the Voluntary Exchange Offer, none of CBS, the CBS Board of Directors or the Compensation Committee makes any recommendation as to whether you should tender your eligible options for exchange. You must make your own decision whether to participate in the Voluntary Exchange Offer.

The Voluntary Exchange Offer is not conditioned on participation by a minimum number of eligible employees or a minimum number of eligible options being tendered for exchange.

Shares of CBS Class B Common Stock are quoted on the New York Stock Exchange (the ‘‘NYSE’’) under the symbol ‘‘CBS.’’ On May 1, 2006, the closing price of the CBS Class B Common Stock on the NYSE was $25.78 per share. We recommend that you obtain current market quotations for CBS Class B Common Stock before deciding whether to tender your eligible options for exchange.

The Voluntary Exchange Offer has not been approved or disapproved by the United States Securities and Exchange Commission, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction, nor has the United States Securities and Exchange Commission, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction determined whether the information in this document is accurate or complete. Any representation to the contrary may be a criminal offense.

If you have questions or requests for assistance, you should contact the VEO (Voluntary Exchange Offer) Information Line by dialing 1-800-259-3638 (or 1-201-872-5800 if you are outside the United States when you call). You may request additional copies of any documents referred to in this Offer to Exchange (including the Letter of Transmittal and the Withdrawal Letter) from your local Human Resources representative.

CBS is not making the Voluntary Exchange Offer to, nor will it accept any tender of eligible options from or on behalf of, eligible employees in any jurisdiction in which the making of the Voluntary Exchange Offer or the acceptance of any tender of eligible options would not be in compliance with the laws of such jurisdiction. However, CBS may, in its sole discretion, take any actions necessary to make the Voluntary Exchange Offer to eligible employees in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE VOLUNTARY EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE AUTHORIZED ERNST & YOUNG TO PROVIDE CERTAIN SERVICES IN CONNECTION WITH THE VOLUNTARY EXCHANGE OFFER, BUT WE HAVE NOT AUTHORIZED ERNST & YOUNG OR ANY OTHER PERSON TO PROVIDE FINANCIAL PLANNING SERVICES TO ELIGIBLE EMPLOYEES OR TO MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE VOLUNTARY EXCHANGE OFFER. IF ANYONE MAKES ANY SUCH RECOMMENDATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US.

THE DATE OF THIS OFFER TO EXCHANGE IS MAY 3, 2006.

A ‘‘SUMMARY TERM SHEET’’ DESCRIBING THE PRINCIPAL TERMS OF THE VOLUNTARY EXCHANGE OFFER FOLLOWS THE TABLE OF CONTENTS. YOU SHOULD READ THIS ENTIRE OFFER TO EXCHANGE AND THE ENCLOSED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MAY WANT TO CONSULT WITH YOUR PERSONAL FINANCIAL ADVISOR OR OTHER PROFESSIONAL ADVISOR REGARDING YOUR INDIVIDUAL CIRCUMSTANCES.

SUMMARY TERM SHEET

This section contains answers to some of the questions that you may have about the Voluntary Exchange Offer. We urge you to read this entire Offer to Exchange carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange to help you find a more complete description of the topics in this summary.

 GENERAL QUESTIONS ABOUT THE VOLUNTARY EXCHANGE OFFER

Q1.	What is CBS offering to exchange?

We are offering eligible employees the opportunity to receive restricted shares (for eligible employees who are subject to United States income tax) or restricted share units (for other eligible employees) in exchange for outstanding options to purchase shares of CBS Class B Common Stock that were granted prior to January 1, 2006. We refer to these options as ‘‘eligible options.’’

On December 31, 2005, the former Viacom Inc. (‘‘Former Viacom’’) was separated into two companies: CBS Corporation and the new Viacom Inc. (‘‘New Viacom’’) (we refer to this transaction as the ‘‘Separation’’). The number of shares of CBS Class B Common Stock subject to eligible options and the exercise prices of eligible options were adjusted to take account of the Separation. Details of this adjustment were previously provided to you.

For purposes of the Voluntary Exchange Offer, eligible options are divided into two categories:

•	‘‘out-of-the-money’’ eligible options are those that have a per share exercise price equal to or greater than $24.9340;

•	‘‘in-the-money’’ eligible options are those that have a per share exercise price less than $24.9340.

As explained in greater detail below, you will be required to make a separate decision with respect to tendering your out-of-the-money eligible options and your in-the-money eligible options.

Your Participant Statement, which is being sent to you under separate cover, contains information about your eligible options, including the number of your out-of-the-money eligible options and the number of your in-the-money eligible options.

Eligible employees will receive, in exchange for eligible options properly tendered in the Voluntary Exchange Offer and accepted by CBS, grants of restricted shares or restricted share units (referred to as "RSUs"), depending on their tax status as follows:

•	eligible employees who are subject to United States income tax will receive restricted shares;

•	eligible employees who are not subject to United States income tax will receive RSUs.

See Section 1 of this Offer to Exchange.

Q2.	Why is CBS making the Voluntary Exchange Offer?

The Voluntary Exchange Offer is intended to accomplish a number of important objectives. First, by reintroducing vesting restrictions on restricted shares and RSUs where today the vast majority of options are fully vested, CBS expects to significantly improve the retentive effects of its long-term incentives to ensure the continuity of its employees. Second, by providing long-term incentives in the form of restricted shares and RSUs, CBS hopes to reinforce the ‘‘ownership culture’’ among its employees and more closely align employees’ interests with those of its stockholders. Finally, CBS expects that, upon completion, the Voluntary Exchange Offer should reduce the potential dilution associated with its long-term incentive plans. See Section 2 of this Offer to Exchange.

Q3.	Can CBS amend the Voluntary Exchange Offer?

Yes. CBS may amend the Voluntary Exchange Offer, as long as it complies with applicable law. In certain circumstances, CBS will be required to extend the period during which you may tender eligible options if it amends the terms of the Voluntary Exchange Offer. See Section 15 of this Offer to Exchange.

Q4.	What do CBS and the Board of Directors think of the Voluntary Exchange Offer?

Although the CBS Board of Directors and its Compensation Committee have authorized the Voluntary Exchange Offer, they recognize that the decision to tender eligible options is an individual one that should be based on a variety of factors. None of CBS, the CBS Board of Directors or the Compensation Committee of the CBS Board of Directors is making any recommendation as to whether you should or should not participate in the Voluntary Exchange Offer. You must make your own decision whether to participate in the Voluntary Exchange Offer. You should consult with your personal advisors if you have questions about your financial or tax situation or whether you should participate in the Voluntary Exchange Offer.

 ELIGIBILITY MATTERS

Q5.	Who qualifies as an eligible employee entitled to participate in the Voluntary Exchange Offer?

You are an eligible employee who may participate in the Voluntary Exchange Offer if you meet all of the following conditions:

•	you hold eligible options;

•	as of May 3, 2006, you are an active employee (full-time or part-time) of CBS or one of its majority-owned subsidiaries; and

•	you remain continuously so employed by CBS or one of its majority-owned subsidiaries through the expiration of the Voluntary Exchange Offer.

You qualify as an eligible employee if you are on an approved leave of absence as of the expiration of the Voluntary Exchange Offer and you otherwise meet the eligibility requirements of the preceding sentence. See Section 1 of this Offer to Exchange.

For purposes of the Voluntary Exchange Offer, a ‘‘majority-owned subsidiary’’ of CBS is a company, partnership or other enterprise in which CBS owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

 QUESTIONS REGARDING THE RESTRICTED SHARES AND RSUS

Q6.	How many restricted shares or RSUs will I receive in exchange for eligible options that I tender?

The number of restricted shares or RSUs that you will receive is calculated by applying the following equation to each of your outstanding awards of eligible options:

RS =	N x AV x 0.75 REF	, rounded down to the nearest whole number

In this equation:

‘‘RS’’ is the number of restricted shares or RSUs that you will receive in respect of the particular award of eligible options for which the calculation is made.

‘‘N’’ is the number of eligible options included in the particular award for which the calculation is made.

‘‘AV’’ is the ‘‘attributed value’’ of an eligible option included in the particular award for which the calculation is made. The ‘‘attributed value’’ of each of your eligible options was calculated using the Black-Scholes option pricing model, which is a commonly used model for valuing stock options.

‘‘REF’’ is the ‘‘reference price’’ of the CBS Class B Common Stock, which is $24.9340 per share. This was the average of the closing prices of the CBS Class B Common Stock on the NYSE for the five consecutive trading days ending on April 26, 2006 (which was the fifth trading day preceding the date we are commencing the Voluntary Exchange Offer).

For each of your outstanding awards, if the calculation results in a fraction, the number of restricted shares or RSUs that you will receive in respect of that award is rounded down to the nearest whole number.

Your Participant Statement indicates the number of restricted shares or RSUs that you will receive in respect of each of your awards of eligible options if you elect to participate in the Voluntary Exchange Offer. Your out-of-the-money and in-the-money eligible options are listed separately on your Participant Statement for each category. You must make separate decisions with respect to tendering your out-of-the-money eligible options and your in-the-money eligible options. See Section 1 of this Offer to Exchange.

If you exercise any of your eligible options before the Voluntary Exchange Offer expires, the number of restricted shares or RSUs that you will receive if you participate in the Voluntary Exchange Offer will be reduced to reflect your exercise.

Q7.	What is the difference between restricted shares and RSUs?

Restricted shares and RSUs are economically equivalent securities, but there are some distinctions between them. Restricted shares are issued and outstanding shares of CBS Class B Common Stock that are subject to forfeiture and restrictions on transfer prior to vesting. RSUs represent the right to receive shares of CBS Class B Common Stock upon vesting. Like restricted shares, RSUs are subject to forfeiture prior to vesting, and they may not be transferred.

During the vesting period, dividends will accrue on restricted shares, and dividend equivalents will accrue on RSUs, whenever CBS pays a cash dividend on outstanding shares of CBS Class B Common Stock. These accrued dividends and dividend equivalents will be subject to the same vesting conditions as the underlying restricted shares or RSUs on which the dividends or dividend equivalents were accrued. Accrued dividends and dividend equivalents will be paid to the holder of restricted shares or RSUs in cash when the underlying restricted shares or RSUs vest and will be forfeited if the underlying restricted shares or RSUs do not vest.

Shares of CBS Class B Common Stock generally do not have voting rights.

After restricted shares have vested, or after RSUs have been settled by payment of shares to you, you may transfer or sell the shares, subject to applicable securities laws. See Section 8 of this Offer to Exchange.

Restricted shares and RSUs will be subject the terms and conditions set forth in an award certificate for the grant. The forms of award certificate for restricted shares and RSUs are included with this Offer to Exchange as Schedule C and Schedule D, respectively.

Q8.	Why is CBS offering restricted shares to eligible employees who are subject to United States income tax and RSUs to other eligible employees?

CBS has been advised that grants of RSUs would potentially subject eligible employees who are United States taxpayers to disadvantageous tax consequences under United States federal income tax rules applicable to deferred compensation arrangements, whereas grants of restricted shares would not result in adverse tax treatment. Conversely, CBS has been advised that grants of RSUs generally will result in more favorable tax consequences than grants of restricted shares for eligible employees who are not United States taxpayers. CBS believes that its compensatory purposes in undertaking the Voluntary Exchange Offer will be advanced by offering eligible employees the form of award that is best adapted to their tax status. See Sections 1, 13 and 14 of this Offer to Exchange.

Q9.	Why is CBS offering me restricted shares or RSUs whose value is only 75% of the value it attributed to my eligible options?

Assuming that you satisfy the vesting requirements, restricted shares and RSUs may present a greater likelihood of delivering economic value to eligible employees than stock options. Even if the trading price of the CBS Class B Common Stock declines, restricted shares and RSUs will continue to have some value. On the other hand, eligible employees cannot realize any intrinsic value from their options when the trading price of the CBS Class B Common Stock is less than the exercise price of the option. Options therefore present greater market-price risks. Because of the different risk profile of restricted shares and RSUs, on the one hand, and options, on the other hand, the CBS Board of Directors believes it is fair and appropriate to offer eligible employees restricted shares or RSUs whose value is 75% of the value attributed to the employee’s eligible options (based on the Black-Scholes option pricing model).

Q10.	When will restricted shares and RSUs vest?

The restricted shares or RSUs you receive in the Voluntary Exchange Offer will vest in two equal annual installments on the second and third anniversaries of the date of grant, which will be the first business day following the expiration of the Voluntary Exchange Offer. In order to vest in restricted shares or RSUs, you must remain continuously employed with CBS or one of its majority-owned subsidiaries through the applicable vesting date. For certain CBS executives, vesting will also be conditioned on CBS satisfying performance criteria for fiscal year 2006. Even if your eligible options are partially or fully vested, the restricted shares or RSUs you receive in the Voluntary Exchange Offer will be subject to vesting. If your employment terminates for any reason before your restricted shares or RSUs have vested in full, your unvested restricted shares or RSUs will be forfeited unless you have an employment agreement with CBS or one of its majority-owned subsidiaries that provides otherwise.

Q11.	Why will the restricted shares or RSUs I receive in the Voluntary Exchange Offer be subject to vesting even if the eligible options I tender are already fully vested?

One of the important objectives of the Voluntary Exchange Offer is to provide eligible employees with incentives to remain employed with CBS and its subsidiaries. The CBS Board of Directors and its Compensation Committee have made the judgment that this objective is best served by making all restricted shares or RSUs awarded in the Voluntary Exchange Offer subject to a vesting requirement, even if the eligible options that you tender are already fully vested.

Q12.	What happens if my employment terminates before my restricted shares or RSUs have vested? How is this different than what would happen to my options?

Unless you have an employment agreement that provides otherwise, you will forfeit all of your unvested restricted shares or unvested RSUs (including any accrued dividends or dividend equivalents thereon) if your employment with CBS and its majority-owned subsidiaries terminates for any reason. Termination of employment will not affect your rights in any restricted shares that have vested before your employment terminates or in any shares of Class B Common Stock that you receive upon the vesting of RSUs before your employment terminates.

The table in Schedule B summarizes the provisions that generally apply to eligible options upon termination of employment. You should compare the terms of your eligible options with the terms of the restricted shares or RSUs you would receive in the Voluntary Exchange Offer as this information may be important to your decision as to whether to tender your eligible options. Please note that your specific eligible options may have vesting, termination, change in control or transfer provisions that differ from the general treatment set forth in Schedule B. Accordingly, you should carefully review your stock option agreements and other employment materials to determine the specific terms that apply to your eligible options following the termination of your employment. See Section 8 of this Offer to Exchange.

Q13.	What happens to the restricted shares and RSUs if there is a change in control of CBS?

In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the CBS Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of CBS, the Compensation Committee of the CBS

Board of Directors has authority to make such adjustments, if any, to the restricted shares and RSUs as it deems appropriate. The terms of restricted shares and RSUs will not otherwise provide for any special treatment in the event that CBS undergoes a change in control. In particular, there is no provision for early vesting in this circumstance. See Section 8 of this Offer to Exchange.

 PROCEDURES FOR PARTICIPATING IN THE VOLUNTARY EXCHANGE OFFER

Q14.	How do I tender my eligible options?

There are three procedures that you may use to tender your eligible options.

Tender by Telephone.    You may tender your eligible options by calling the ‘‘VEO Information Line’’ that CBS has contracted with Ernst & Young to staff and maintain. In order for your tender to be accepted, you must call the VEO Information Line before the expiration of the Voluntary Exchange Offer. The VEO Information Line will be open and staffed to receive your tender elections from 9:00 a.m. to 8:00 p.m., Eastern Daylight Time, Monday through Friday (except for the Memorial Day holiday on Monday, May 29, 2006) for so long as the Voluntary Exchange Offer is open and will remain open to accept tender elections until 12:00 Midnight, Eastern Daylight Time, on the last day that the Voluntary Exchange Offer is open (which will be Wednesday, May 31, 2006 unless we extend the offer period).

You may access the VEO Information Line by dialing the following number: 1-800-259-3638 (or 1-201-872-5800 if you are outside the United States when you call).

If you decide to participate in the Voluntary Exchange Offer, CBS encourages you to tender your eligible options by telephone through the VEO Information Line.

Tender by e-mail.    Alternatively, you may tender your eligible options by e-mail by completing the Letter of Transmittal that is included with this Offer to Exchange, signing it and sending the properly completed and signed form by e-mail as an attachment in Adobe PDF format to the following e-mail address: cbs.voluntaryexchangeoffer@ey.com. You may also obtain a Letter of Transmittal by downloading it from the following intranet address: http://hr.cbs.com or by contacting your local Human Resources representative. You may tender eligible options through e-mail 24 hours a day, 7 days a week, at any time until the expiration of the Voluntary Exchange Offer. For your tender to be effective, CBS must receive your e-mail with your properly completed and signed Letter of Transmittal attached before the expiration of the Voluntary Exchange Offer.

Tender by Facsimile (Fax).    You may also tender your eligible options by completing the Letter of Transmittal, signing it and transmitting it to CBS by facsimile (fax) to the following number: 1-866-710-0165 (or 1-201-477-6627 if you are outside the United States when you send the fax). You may tender eligible options by fax 24 hours a day, 7 days a week, at any time until the expiration of the Voluntary Exchange Offer. For your tender to be effective, CBS must receive your properly completed and signed Letter of Transmittal before the expiration of the Voluntary Exchange Offer.

For additional information about tendering, see Section 3 of this Offer to Exchange.

Q15.	If I decide to tender my options, do I have to tender all of my options or can I tender just some of them?

You must make a separate decision with respect to tendering your out-of-the-money eligible options and your in-the-money eligible options (if you have eligible options in both categories). However, if you wish to participate in the Voluntary Exchange Offer with respect to any of your out-of-the-money eligible options, you must tender all of your out-of-the-money eligible options. Similarly, if you wish to participate in the Voluntary Exchange Offer with respect to any of your in-the-money eligible options, you must tender all of your in-the-money eligible options. You are not permitted to tender only some of your out-of-the-money eligible options, or only some of your in-the-money eligible options. See Section 1 of this Offer to Exchange.

Q16.	May I exercise my vested eligible options before the expiration of the Voluntary Exchange Offer?

In general, yes. Assuming that you are not otherwise subject to legal requirements or CBS policies that restrict your ability to exercise stock options (in which case you will have received communications to that effect), you may exercise any or all of your vested eligible options at any time before the Voluntary Exchange Offer expires, whether or not you have already tendered eligible options. To the extent that you exercise any of your eligible options before the Voluntary Exchange Offer expires, the value attributed to those eligible options, as reflected on your Participant Statement, will be taken into account if you tender your remaining in-the-money and/or out-of-the-money eligible options and will reduce the number of restricted shares or RSUs that you receive in exchange for your properly tendered eligible options. See Section 3 of this Offer to Exchange.

Q17.	May I withdraw options after I have tendered them?

Yes. You may withdraw your previous tender of eligible options at any time before the expiration of the Voluntary Exchange Offer, which is currently scheduled for 12:00 Midnight, Eastern Daylight Time, on May 31, 2006.

To withdraw previously tendered eligible options, you must use the same method you used to tender your eligible options.    If you tendered eligible options by telephone, then to withdraw your tender, you must call the VEO Information Line at 1-800-259-3638 (or 1-201-872-5800 if you are outside the United States when you call) before the expiration of the Voluntary Exchange Offer.

If you tendered options by sending a Letter of Transmittal to CBS by e-mail or by fax, then to withdraw your tender you must send CBS a properly completed and signed Withdrawal Letter by e-mail or fax, as applicable. The same e-mail address and fax numbers that are available for tenders are available for withdrawals. For your withdrawal to be effective, CBS must receive your properly completed and signed Withdrawal Letter before the expiration of the Voluntary Exchange Offer. A form of Withdrawal Letter is included with this Offer to Exchange as Schedule E. You may also obtain a Withdrawal Letter by downloading it from the following intranet address: http://hr.cbs.com or by contacting your local Human Resources representative.

If you have tendered both out-of-the-money and in-the-money eligible options, you may elect to withdraw your tender of only one category of eligible options, or of both categories. If you withdraw your tender, you may still re-tender your out-of-the-money and/or in-the-money eligible options after withdrawing by calling the VEO Information Line, or by delivering a properly completed and signed Letter of Transmittal to CBS by e-mail or fax, in each case prior to the expiration of the Voluntary Exchange Offer. See Section 4 of this Offer to Exchange for additional information.

Q18.	Will CBS accept all eligible options tendered in the Voluntary Exchange Offer?

Subject to the conditions of the Voluntary Exchange Offer set forth in Section 6 of this Offer to Exchange, CBS will accept all eligible options that are properly tendered by, and not validly withdrawn before, the expiration of the Voluntary Exchange Offer. However, CBS reserves the right to reject any or all tenders of options that it determines are not in appropriate form or that it would be unlawful for it to accept. In addition, CBS will not be required to accept tendered eligible options if, prior to the expiration of the Voluntary Exchange Offer, certain events occur or fail to occur, such that, in CBS's reasonable judgment, it would be inadvisable for CBS to proceed with the Voluntary Exchange Offer. These events include, among other things:

•	failure of the CBS stockholders to approve the amendments to the CBS Corporation 2004 Long-Term Management Incentive Plan that are necessary for CBS to complete the Voluntary Exchange Offer;

•	changes in applicable law or regulations;

•	changes in accounting principles;

•	third-party tender offers for the CBS Class B Common Stock or other acquisition proposals;

•	adverse changes in market conditions; and

•	lawsuits challenging the Voluntary Exchange Offer.

These and various other events are more fully described in Section 6 of this Offer to Exchange.

The Voluntary Exchange Offer is not conditioned on participation by a minimum number of eligible employees or the tender of a minimum number of eligible options.

Q19.	How will I know if CBS has accepted eligible options tendered in the Voluntary Exchange Offer?

Promptly after the expiration of the Voluntary Exchange Offer, and assuming that it accepts eligible options tendered for exchange, CBS will issue a press release stating that the Voluntary Exchange Offer expired and that it is accepting all eligible options that were properly tendered. This press release will constitute notice to you that CBS has accepted the eligible options that you properly tendered. See Sections 5 and 6 of this Offer to Exchange.

Q20.	When will I receive restricted shares of CBS Class B Common Stock or RSUs?

If you properly tender your eligible options and we accept all eligible options properly tendered, your restricted shares or RSUs will be granted as of the first business day after the expiration of the Voluntary Exchange Offer. Your restricted shares or RSUs will be evidenced by an award certificate that includes the terms and conditions applicable to your restricted shares or RSUs. See Section 5 of this Offer to Exchange.

If you receive restricted shares, you will be the record holder of those shares and they will be registered in your name on the books and records maintained for CBS by the transfer agent for CBS Class B Common Stock (currently The Bank of New York). Information about your holdings of restricted shares will be available at the CBS equity compensation web site (currently a Smith Barney web site) starting approximately two to three weeks after the date of grant. Upon vesting, your vested shares of CBS Class B Common Stock (less shares withheld to satisfy your withholding tax obligations) will be transferred to your equity compensation account maintained with Smith Barney (or its successor as service provider to CBS equity compensation plans). At that point you may direct Smith Barney (or its successor) to sell some or all of your shares, you may leave your shares in your equity compensation account or you may transfer them to an account that you maintain with a bank or broker by following the instructions available from your local Human Resources representative. See Section 8 of this Offer to Exchange.

If you receive RSUs, you will not be a holder of the shares of CBS Class B Common Stock corresponding to your RSUs until the RSUs vest. Information about your RSUs will be available at the CBS equity compensation web site (currently a Smith Barney web site) starting approximately two to three weeks after the date of grant. Upon vesting of the RSUs, CBS will deliver the corresponding number of shares of CBS Class B Common Stock (less shares withheld to satisfy your withholding tax obligations) to your equity compensation account maintained with Smith Barney (or its successor as service provider to CBS equity compensation plans). At that point you may direct Smith Barney (or its successor) to sell some or all of your shares, you may leave your shares in your equity compensation account or you may transfer them to an account that you maintain with a bank or broker by following the instructions available from your local Human Resources representative. See Section 8 of this Offer to Exchange.

Q21.	What will happen to my eligible options if I decide not to participate in the Voluntary Exchange Offer?

If you choose not to participate in the Voluntary Exchange Offer, or if you have both out-of-the-money eligible options and in-the-money eligible options and you choose to tender only one category of your eligible options, you will retain your non-tendered eligible options without change to the exercise price, the number of shares or the terms and conditions of each award as currently in effect. These terms and conditions are set forth in the relevant stock option award agreements between you and CBS.

Q22.	Is there anything I need to do if I decide not to tender my options?

No.

Q23.	Will I have to pay taxes when I tender my options in the Voluntary Exchange Offer?

If you are a United States taxpayer, you should incur no immediate tax consequences when you tender your eligible options and receive restricted shares in exchange. CBS believes that the exchange will be treated as a non-taxable exchange. See Section 13 of this Offer to Exchange. In most cases, if you are not a United States taxpayer and are a local tax resident of the country in which you are employed, the tax consequences of tendering your eligible options and receiving RSUs in exchange depend on the tax laws of the relevant country. See Section 14 of this Offer to Exchange. If you are subject to income tax both in the United States and in another country, you will receive restricted shares in the Voluntary Exchange Offer, and your tax consequences may differ from those described in Sections 13 and 14. In all cases, we recommend that you consult a professional tax advisor if you have questions concerning the tax consequences to you of participating in the Voluntary Exchange Offer.

Q24.	Will I have to pay taxes when my restricted shares or RSUs vest?

If you are a United States taxpayer, you will receive restricted shares in exchange for your properly tendered eligible options. You will recognize ordinary income when any of your restricted shares vest, in an amount equal to the fair market value of the vesting shares on the vesting date (plus the amount of any dividends that accrued on your restricted shares prior to vesting). We will determine the fair market value of the shares based on the closing price of the CBS Class B Common Stock on the NYSE (or other principal stock exchange on which the CBS Class B Common Stock is then listed) on the relevant vesting date. The ordinary income resulting from the vesting of restricted shares and distribution of accrued dividends on the vested shares will be subject to income and payroll withholding tax and will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which vesting occurs. For more information, see Section 13 of this Offer to Exchange.

For a summary of tax consequences of vesting of RSUs and delivery of the related shares of CBS Class B Common Stock (and related cash representing associated dividend equivalents) to eligible employees who are not United States taxpayers and are local tax residents of the country in which they are employed, see Section 14 of this Offer to Exchange.

If you have any questions about taxes, we recommend that you consult a professional tax advisor to determine the tax consequences of participating in the Voluntary Exchange Offer.

Q25.	When will the Voluntary Exchange Offer expire? Can it be extended, and if so, how will I be notified if it is extended?

The Voluntary Exchange Offer will expire at 12:00 Midnight, Eastern Daylight Time, on May 31, 2006, unless CBS extends it. CBS may, in its discretion, extend the Voluntary Exchange Offer at any time. If CBS extends the Voluntary Exchange Offer, it will make a public announcement of the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration of the Voluntary Exchange Offer. See Section 15 of this Offer to Exchange.

If we were to extend the Voluntary Exchange Offer, any of your in-the-money eligible options that are considered incentive stock options for tax purposes would automatically be converted to non-qualified stock options by operation of law (whether or not you elected to participate in the Voluntary Exchange Offer). In order to preserve the favorable tax treatment available to holders of incentive stock options, in-the-money options that are incentive stock options will no longer be considered eligible options in the event that we extend the Voluntary Exchange Offer. See Section 13 of this Offer to Exchange.

Q26.	Is there any information about CBS that I should be aware of?

Before making your decision, you should carefully review the information in this Offer to Exchange, including the information about CBS set forth and referred to in Section 9 of this Offer to Exchange.

Q27.	Who can I talk to if I have questions about the Voluntary Exchange Offer?

CBS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE VOLUNTARY EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE OR IN DOCUMENTS TO WHICH CBS HAS REFERRED YOU. CBS HAS AUTHORIZED ERNST & YOUNG TO PROVIDE CERTAIN SERVICES IN CONNECTION WITH THE VOLUNTARY EXCHANGE OFFER BUT HAS NOT AUTHORIZED ERNST & YOUNG OR ANY OTHER PERSON TO PROVIDE FINANCIAL PLANNING SERVICES TO ELIGIBLE EMPLOYEES OR TO MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE VOLUNTARY EXCHANGE OFFER. IF ANYONE MAKES ANY SUCH RECOMMENDATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY CBS. See Section 18 of this Offer to Exchange.

If you have questions or requests for assistance, you should contact the VEO Information Line by dialing 1-800-259-3638 (or 1-201-872-5800 if you are outside the United States when you call). You may request additional copies of any documents referred to in this Offer to Exchange (including the Letter of Transmittal and the Withdrawal Letter) from your local Human Resources representative.

RISKS OF PARTICIPATING IN THE VOLUNTARY EXCHANGE OFFER

Participating in the Voluntary Exchange Offer involves a number of potential risks, including those described below. This list highlights some of the risks and is not exhaustive. Eligible employees should carefully consider these and other risks and are encouraged to speak with their investment and tax advisors as necessary before deciding whether to participate in the Voluntary Exchange Offer. In addition, CBS urges you to read this Offer to Exchange and the enclosed Letter of Transmittal carefully and in their entirety before you decide whether to participate in the Voluntary Exchange Offer.

If your employment terminates for any reason before the restricted shares or RSUs that you receive in the Voluntary Exchange Offer vest, you will forfeit the restricted shares or RSUs.

If you elect to participate in the Voluntary Exchange Offer, the restricted shares or RSUs that you receive in exchange for your tendered eligible options will be subject to vesting. Subject to your continued employment with CBS or one of its majority-owned subsidiaries, the restricted shares or RSUs will vest in two equal installments on the second and third anniversaries of the date of grant, which will be the first business day following the expiration of the Voluntary Exchange Offer. (Restricted shares granted to certain CBS executive officers will also be subject to performance criteria as a condition to vesting.) If your employment terminates for any reason (including, without limitation, a reduction in force, a sale or divestiture or shut-down of the business for which you work, your voluntary resignation, your termination with or without cause or your retirement, death or permanent disability) before your restricted shares or RSUs have vested in full, you will forfeit any unvested restricted shares or RSUs (unless you have an employment agreement with CBS or one of its majority-owned subsidiaries that provides for a different treatment, in which case the terms of your employment agreement will control).

From time to time, CBS evaluates its businesses and portfolio of assets, and there can be no assurance that CBS will not sell, divest or shut-down a business for which you work prior to the time that any restricted shares or RSUs that you may receive in the Voluntary Exchange Offer will have vested. Unless the Compensation Committee of the CBS Board of Directors determines otherwise, if you work for a company, partnership or other enterprise that is currently a majority-owned subsidiary of CBS, your employment will be considered to have terminated for purposes of your restricted shares or RSUs if your employer ceases to be a majority-owned subsidiary of CBS.

You should note that, subject to any employment agreement you may have with CBS or one of its subsidiaries, your employment with CBS and its subsidiaries is ‘‘at will’’ and may be terminated at any time, and your participation in the Voluntary Exchange Offer does not constitute a guarantee that your employment will be continued through the vesting date(s) of your restricted shares or RSUs. In addition, CBS can give no assurance that there will be no reductions in force or other terminations of employees in the future.

If you forfeit restricted shares or RSUs that you receive in the Voluntary Exchange Offer because your employment terminates, you could be worse off than if you had not participated in the Voluntary Exchange Offer.

The terms and conditions of your eligible options may provide for more favorable treatment in the event of your termination of employment than do the terms and conditions of the restricted shares and RSUs awarded in the Voluntary Exchange Offer. For example, some eligible options may remain exercisable for a specified period following certain types of termination of employment. If you participate in the Voluntary Exchange Offer and your employment terminates before the restricted shares or RSUs awarded in the Voluntary Exchange Offer vest, you will forfeit your unvested restricted shares or RSUs (unless you have an employment agreement with CBS or one of its majority-owned subsidiaries that provides for a different treatment, in which case the terms of your employment agreement will control), and you will no longer have the benefit of your tendered options. As a result, you could be worse off than if you had kept your eligible options. You should consider the consequences of a termination of employment on both your eligible options and on the restricted shares or RSUs you would receive in the Voluntary Exchange Offer before deciding whether to tender your eligible options.

If the trading price of the CBS Class B Common Stock increases after the date your tendered eligible options are canceled pursuant to the Voluntary Exchange Offer, you could end up worse off than if you had not participated in the Voluntary Exchange Offer.

If you choose to tender your eligible options in the Voluntary Exchange Offer, the number of restricted shares or RSUs you will receive will be less than the number of shares of CBS Class B Common Stock underlying your tendered eligible options. Moreover, you will receive restricted shares or RSUs whose value (based on the average of the closing prices of the CBS Class B Common Stock on the NYSE for the five consecutive trading days ending on April 26, 2006) is only 75% of the Black-Scholes value attributed to your tendered eligible options. As a result, there is an amount of potential appreciation of the CBS Class B Common Stock which, if achieved, would result in it being to your economic benefit to have chosen not to tender your eligible options in the Voluntary Exchange Offer. The amount by which the CBS Class B Common Stock would have to appreciate in order for this result to occur depends on the exercise prices of your eligible options, the number of options in each of your awards of eligible options and the number of restricted shares or RSUs that you receive in exchange for your tendered eligible options, and a separate calculation applies to your out-of-the-money eligible options and your in-the-money eligible options. CBS can give no assurance that over time the value of your restricted shares or RSUs will be equal to or greater than the gain you might have been able to realize upon exercise of the eligible options you tender in the Voluntary Exchange Offer. You may ask an Ernst & Young representative to assist you in calculating the market price for the CBS Class B Common Stock above which your eligible options will have more potential ‘‘intrinsic value’’ than the lesser number of restricted shares or RSUs you will receive in the Voluntary Exchange Offer. (‘‘Intrinsic value’’ refers to the difference between the exercise price of an option and the market price of the CBS Class B Common Stock on any given day.) To request the assistance of an Ernst & Young representative, you should call the VEO Information Line as described in Section 3 of this Offer to Exchange.

The value attributed to your eligible options was determined using the Black-Scholes option pricing model. Other option pricing models, or assumptions different from those used to value your eligible options, might result in a different attributed value.

The value of your eligible options, as reflected on your Participant Statement, was determined using the Black-Scholes option pricing model, which is a commonly used model for valuing stock options. The Black-Scholes model uses various assumptions in determing the value of stock options including, expected life, volatility, the risk-free rate and the dividend yield.

You should be aware that option valuation is not an exact science. Although Black-Scholes is a standard and accepted model for determining the value of options, there are other option pricing models in use. If we had used a different option pricing model, the value attributed to your eligible options might have been different and might have resulted in your being entitled to receive a larger number of restricted shares or RSUs.

In addition, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the value of an option. Even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions used in order to value your eligible options may not be the same as those that would have been used by others and, therefore, the valuation of your eligible options may not be consistent with that obtained using other input assumptions.

Business Risks

For a description of risks related to the business of CBS, please see the information under the heading ‘‘Item 1A – Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC and incorporated herein by reference.

THE OFFER

1.    Number of Restricted Shares or RSUs; Expiration.

CBS Corporation is offering eligible employees the opportunity to receive restricted shares (for eligible employees who are subject to United States income tax) or RSUs (for other eligible employees) in exchange for outstanding options to purchase shares of CBS Class B Common Stock that were granted prior to January 1, 2006.

CBS is commencing the Voluntary Exchange Offer on May 3, 2006. The Voluntary Exchange Offer is scheduled to expire at 12:00 Midnight, Eastern Daylight Time, on May 31, 2006, unless and until CBS, in its sole discretion, extends the period of time during which the Voluntary Exchange Offer will remain open, in which event the term ‘‘expiration’’ refers to the latest time and date at which the Voluntary Exchange Offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the Voluntary Exchange Offer and Section 6 for a description of our rights to accept or reject all options that are properly tendered.

You are an ‘‘eligible employee’’ who may participate in the Voluntary Exchange Offer if you meet all of the following conditions:

•	you hold eligible options;

•	as of May 3, 2006, you are an active employee (full-time or part-time) of CBS or one of its majority-owned subsidiaries; and

•	you remain continuously employed by CBS or one of its majority-owned subsidiaries through the expiration of the Voluntary Exchange Offer.

You qualify as an eligible employee if you are on an approved leave of absence as of the expiration of the Voluntary Exchange Offer and you otherwise meet the foregoing eligibility requirements. Approved leaves of absence include short-term and long-term disability, leave under the Family Medical Leave Act, military leave pursuant to regulations under the Uniformed Service Employment and Reemployment Rights Act, and personal leaves for which prior approval has been obtained. In all cases, your leave of absence will not be considered an approved leave of absence if, pursuant to the guidelines and policies applicable to your leave of absence from the subsidiary or division for which you work, you are required to return to work on or before the expiration of the Voluntary Exchange Offer and you fail to do so.

As used in this Offer to Exchange, a ‘‘majority-owned subsidiary’’ of CBS is a company, partnership or other enterprise in which CBS owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

For purposes of the Voluntary Exchange Offer, eligible options are divided into two categories:

•	‘‘out-of-the-money’’ eligible options are those that have a per share exercise price equal to or greater than $24.9340;

•	‘‘in-the-money’’ eligible options are those that have a per share exercise price less than $24.9340.

The dollar threshold used for determining which eligible options are out-of-the-money eligible options and which are in-the-money eligible options has been fixed by CBS for the duration of the Voluntary Exchange Offer and will not be affected by fluctuations in the trading price of the CBS Class B Common Stock between the commencement of the Voluntary Exchange Offer and its expiration. Because the fluctuating share price could affect your decision of whether to tender your out-of-the-money or in-the-money eligible options for exchange in the Voluntary Exchange Offer, you may wish to discuss its effect on the value of your stock options with an Ernst & Young representative through the VEO Information Line. You can reach the VEO Information Line by calling 1-800-259-3638 (or 1-201-872-5800 if you are outside the United States when you call).

YOU MUST MAKE A SEPARATE DECISION ABOUT WHETHER TO TENDER YOUR OUT-OF-THE-MONEY ELIGIBLE OPTIONS, IF ANY, AND YOUR IN-THE-MONEY ELIGIBLE OPTIONS, IF ANY. IF YOU DECIDE TO TENDER WITH RESPECT TO YOUR OUT-OF-THE-MONEY ELIGIBLE OPTIONS, YOU MUST TENDER ALL OF YOUR OUT-OF-THE-MONEY ELIGIBLE OPTIONS. IF YOU DECIDE TO TENDER WITH RESPECT TO YOUR IN-THE-MONEY ELIGIBLE OPTIONS, YOU MUST TENDER ALL OF YOUR IN-THE-MONEY ELIGIBLE OPTIONS.

Restricted shares and RSUs, as described further in this Offer to Exchange, are subject to forfeiture and other restrictions until they vest. If you choose to tender eligible options in the Voluntary Exchange Offer, the restricted shares or RSUs granted to you in exchange for your properly tendered eligible options will be subject to the terms and conditions set forth in an award certificate. The forms of award certificate, for restricted shares and RSUs are included with this Offer to Exchange as Schedule C and Schedule D, respectively.

Whether you will receive restricted shares or RSUs in exchange for tendered eligible options is determined by your tax status as follows:

•	eligible employees who are subject to United States income tax will receive restricted shares;

•	eligible employees who are not subject to United States income tax will receive RSUs.

Eligible employees who will be considered subject to United States income tax for purposes of the Voluntary Exchange Offer consist of the following groups: (i) eligible employees on a United States payroll; (ii) eligible employees who are United States expatriates; and (iii) any other eligible employees who are not described in either of the foregoing clauses (i) or (ii) but whom CBS has determined are subject to United States income tax. No offer of RSUs is made to any eligible employee who is subject to United States income tax, and nothing in this Offer to Exchange or any of other documents relating to the Voluntary Exchange Offer shall be construed as making any such offer. If an eligible employee who is awarded RSUs in the Voluntary Exchange Offer later becomes subject to United States income tax before such RSUs have vested in full (for example, as a result of relocation to the United States or of becoming a United States citizen), any unvested RSUs held by such eligible employee will automatically be converted to an equivalent number of restricted shares immediately before such eligible employee becomes subject to United States income tax, and such restricted shares will be subject to the same vesting conditions as, and have other terms and conditions, as if they had been awarded on the first business day following the expiration of the Voluntary Exchange Offer. It is CBS’s intention that no eligible employees should hold RSUs awarded in connection with the Voluntary Exchange Offer at any time that such employees are subject to United States income tax.

The determination by CBS of which eligible employees will receive restricted shares and which eligible employees will receive RSUs was based on tax considerations. CBS has been advised that grants of RSUs would potentially subject eligible employees who are subject to United States income tax to disadvantageous tax consequences under United States federal income tax rules applicable to deferred compensation arrangements, whereas grants of restricted shares would not result in adverse tax treatment. Conversely, CBS has been advised that grants of RSUs generally will result in more favorable tax consequences than grants of restricted shares for eligible employees outside the United States who are not United States taxpayers. CBS believes that its compensatory purposes in undertaking the Voluntary Exchange Offer will be advanced by offering eligible employees with differing tax circumstances the form of award that is best adapted to their tax status. See Section 2 of this Offer to Exchange for more information on the purposes of the Voluntary Exchange Offer.

The number of restricted shares or RSUs that you will receive is calculated by applying the following equation to each of your outstanding awards of eligible options:

RS =	N x AV x 0.75, REF	rounded down to the nearest whole number

In this equation:

‘‘RS’’ is the number of restricted shares or RSUs that you will receive in respect of the particular award of eligible options for which the calculation is made.

‘‘N’’ is the number of eligible options included in the particular award for which the calculation is made.

‘‘AV’’ is the ‘‘attributed value’’ of an eligible option included in the particular award for which the calculation is made. The ‘‘attributed value’’ of each of your eligible options was calculated using the Black-Scholes option pricing model, which is a commonly used model for valuing stock options.

‘‘REF’’ is the ‘‘reference price’’ of the CBS Class B Common Stock, which is $24.9340 per share. This was the average of the closing prices of the CBS Class B Common Stock on the NYSE for the five consecutive trading days ending on April 26, 2006 (which was the fifth trading day preceding the date we are commencing the Voluntary Exchange Offer).

For each of your outstanding awards, if the calculation results in a fraction, the number of restricted shares or RSUs that you will receive in respect of that award is rounded down to the nearest whole number.

Your Participant Statement indicates the number of restricted shares or RSUs that you will receive in respect of each of your awards of eligible options if you elect to participate in the Voluntary Exchange Offer. Your out-of-the-money and in-the-money eligible options are listed separately on your Participant Statement for each category. You must make separate decisions with respect to tendering your out-of-the-money and your in-the-money eligible options.

If you exercise any of your eligible options before the Voluntary Exchange Offer expires, the number of restricted shares or RSUs that you will receive if you participate in the Voluntary Exchange Offer will be reduced to reflect your exercise.

2.    Purpose of the Voluntary Exchange Offer.

The Separation of Former Viacom into CBS and New Viacom was completed on December 31, 2005. Prior to the Separation, the Former Viacom Board of Directors had indicated its support for a plan under which CBS would offer its employees, following the Separation, the opportunity to exchange certain employee stock options, on a discounted-from-fair-value basis, for restricted share units of CBS Class B Common Stock. At that time, the Former Viacom Board of Directors left the final decision whether to proceed with an exchange offer and decisions concerning the specific timing and final terms of the offer for determination by the CBS Board of Directors following the Separation. In 2006, the CBS Board of Directors and its Compensation Committee authorized CBS to proceed with the Voluntary Exchange Offer. At the same time, certain amendments to the CBS 2004 Long-Term Management Incentive Plan (the ‘‘LTMIP’’) that are necessary to implement the Voluntary Exchange Offer were approved, subject to the approval of CBS stockholders at the Annual Meeting of CBS Stockholders to be held on May 25, 2006.

The Voluntary Exchange Offer is intended to accomplish a number of important objectives. First, by reintroducing vesting restrictions where today the vast majority of options are fully vested, CBS expects to significantly improve the retentive effects of its long-term incentives to ensure the continuity of its employees. Second, by providing long-term incentives in the form of restricted shares or RSUs, CBS hopes to reinforce the ‘‘ownership culture’’ among its employees and more closely align employees’ interests with those of the CBS stockholders. Finally, CBS expects that, upon completion, the Voluntary Exchange Offer should reduce the potential dilution associated with its long-term incentive plans.

If the amendments to the LTMIP that are necessary to implement the Voluntary Exchange Offer are not approved at the Annual Meeting of CBS Stockholders to be held on May 25, 2006, CBS will terminate the Voluntary Exchange Offer and will not accept any eligible options that have been tendered. NAIRI, Inc., which owns approximately 73% of the voting power of the CBS common stock, has indicated that it will vote its shares in favor of the amendments to the LTMIP at the annual meeting of CBS stockholders. NAIRI, Inc. holds sufficient voting power to approve the amendments to the LTMIP without the vote of any other stockholders. NAIRI, Inc. is a wholly owned subsidiary of National Amusements, Inc., which is controlled by Sumner M. Redstone, the Executive Chairman and Founder of CBS.

ALTHOUGH THE CBS BOARD OF DIRECTORS AND ITS COMPENSATION COMMITTEE HAVE AUTHORIZED THE VOLUNTARY EXCHANGE OFFER, THEY RECOGNIZE THAT THE DECISION TO ACCEPT IS AN INDIVIDUAL ONE THAT SHOULD BE BASED ON A VARIETY OF FACTORS. NEITHER THE BOARD OF DIRECTORS NOR ITS COMPENSATION COMMITTEE IS MAKING A RECOMMENDATION TO EMPLOYEES AS TO WHETHER THEY SHOULD TENDER THEIR ELIGIBLE OPTIONS IN THE VOLUNTARY EXCHANGE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

3.    Procedures; Acceptance of Options.

Proper Tender of Options.    If you decide to participate in the Voluntary Exchange Offer, there are three procedures that you may use to tender your eligible options: you may tender eligible options by telephone, by e-mail or by facsimile (fax). If you tender by e-mail or fax, you must complete and sign and submit to CBS the Letter of Transmittal that is included with this Offer to Exchange. (You do not need to complete or submit the Letter of Transmittal if you tender by telephone.) Please note that CBS will accept delivery of Letters of Transmittal only by e-mail or facsimile. Hand delivery, or delivery by external or interoffice mail, will not be accepted.

If you decide to participate in the Voluntary Exchange Offer, CBS encourages you to make your tender of eligible options by telephone through the VEO (Voluntary Exchange Offer) Information Line.

1.    Tender by Telephone.    You may tender your eligible options by calling the VEO Information Line before the expiration of the Voluntary Exchange Offer. The VEO Information Line will be open and staffed to receive your tender elections from 9:00 a.m. to 8:00 p.m., Eastern Daylight Time, Monday through Friday (except for the Memorial Day holiday on Monday, May 29, 2006) for so long as the Voluntary Exchange Offer is open and until 12:00 Midnight, Eastern Daylight Time, on the last day that the Voluntary Exchange Offer is open (which will be Wednesday, May 31, 2006 unless we extend the offer period).

You may access the VEO Information Line by dialing the following number: 1-800-259-3638 (or 1-201-872-5800 if you are outside the United States when you call). All calls will be recorded and may be monitored. When you speak with an Ernst & Young representative, if you hold both in-the-money and out-of-the-money eligible options, you must state whether you are tendering only one or both categories of your eligible options.

Following your telephone tender, Ernst & Young will e-mail a confirmation to your CBS e-mail address within two business days of our receipt of your tender. If you do not have a CBS e-mail address, Ernst & Young will send a written confirmation to your residential address on file with CBS, via United States first class mail, within two business days of our receipt of your tender.

If you call the VEO Information Line at or before 12:00 Midnight, Eastern Daylight Time, on the last day of the Voluntary Exchange Offer, do not terminate your call until you talk with an Ernst & Young representative. No new calls will be answered after 12:00 Midnight, Eastern Daylight Time, on the last day of the Voluntary Exchange Offer, but if you are on hold at such time, you still will be able to tender your eligible options when a representative picks up your call.

2.    Tender by e-mail.    Alternatively, you may tender your eligible options by e-mail. To tender by e-mail, you will need to complete and sign a Letter of Transmittal. You may use the Letter of Transmittal that is included with this Offer to Exchange or you may obtain a Letter of Transmittal by downloading it from the following intranet address: http://hr.cbs.com or by contacting your local Human Resources representative. You should send the properly completed and signed Letter of Transmittal as an attachment in Adobe PDF format to the following e-mail address: cbs.voluntaryexchangeoffer@ey.com. You may tender eligible options through e-mail 24 hours a day, 7 days a week, at any time until the expiration of the Voluntary Exchange Offer. For your tender to be effective, CBS must receive your e-mail, at the proper e-mail address, with your properly completed and signed Letter of Transmittal attached before the expiration of the Voluntary Exchange Offer. If you tender using e-mail, Ernst & Young will e-mail a confirmation to your CBS e-mail address, within two business days of our receipt of your tender. If you do not have a CBS e-mail address, Ernst & Young will send a written confirmation to your residential address on file with CBS, via United States first class mail, within two business days of our receipt of your tender.

If you decide to tender by e-mail, you will need access to a scanner that will generate an image of your properly completed and signed Letter of Transmittal in Adobe PDF format, so that you can attach the PDF file to your e-mail.

3.    Tender by Facsimile (Fax).    You may also tender your eligible options by completing a Letter of Transmittal, signing it and transmitting it to CBS by facsimile (fax) to the following number: 1 - 866 - 710 - 0165 (or 1-201-477-6627 if you are outside the United States when you send the fax). You may tender eligible options by fax 24 hours a day, 7 days a week, at any time until the expiration of the Voluntary Exchange Offer. For your tender to be effective, CBS must receive your properly completed and signed Letter of Transmittal before the expiration of the Voluntary Exchange Offer. If you tender by fax, Ernst & Young will e-mail a confirmation to your CBS e-mail address within two business days of our receipt of your tender. If you do not have a CBS e-mail address, Ernst & Young will send a written confirmation to your residential address on file with CBS, via United States first class mail, within two business days of our receipt of your tender.

Tendering Eligible Options – General.    Regardless of the method you use to tender your eligible options, if you hold both in-the-money and out-of-the-money eligible options, you must indicate (to the Ernst & Young representative if you tender by telephone, or on the Letter of Transmittal if you tender by e-mail or fax) whether you are tendering only one or both categories of your eligible options. You do not need to return your option agreements governing your eligible options to effectively tender eligible options into the Voluntary Exchange Offer. Your option agreements will be null and void when CBS accepts the eligible options that you properly tendered.

We will be deemed to have accepted eligible options that are validly tendered and not properly withdrawn if and when we give notice to eligible employees of our acceptance of such options promptly following the expiration of the Voluntary Exchange Offer. We will give notice by issuing a press release promptly after the expiration announcing our decision to accept eligible options for exchange.

You should carefully review this Offer to Exchange and the Letter of Transmittal before deciding whether to tender your eligible options. You also may wish to discuss whether to tender your eligible options with your financial, tax or other personal advisors. You also may obtain information relating to your eligible options by calling the VEO Information Line, at the number and during the times above, but Ernst & Young will not provide any information after 8:00 p.m., Eastern Daylight Time, on the last day the Voluntary Exchange Offer is open. This time period is reserved solely to allow eligible employees to submit (or withdraw) tender instructions.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    CBS will determine all questions as to who is an eligible employee, the number of shares subject to eligible options, whether an eligible employee who has chosen to tender out-of-the-money and/or in-the-money options has tendered all eligible options in such category (out-of-the-money or in-the-money) (as is required by the terms of the Voluntary Exchange Offer) and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible options. The determination of these matters by CBS will be final and binding on all parties.

CBS may reject any options tendered to the extent it determines that the options were not properly tendered or that it would be unlawful to accept the tendered options. CBS may waive any defect or irregularity in any tender or withdrawal with respect to any particular options or any particular eligible employee. No options will be properly tendered until the eligible employee tendering the options has cured all defects or irregularities or CBS has waived them. Neither CBS nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities. We reserve the right to make a separate determination with respect to each category (in-the-money or out-of-the-money) of eligible options an eligible employee may elect to tender.

Our Acceptance Constitutes an Agreement.    Your tender of eligible options pursuant to the procedures described in this Offer to Exchange constitutes your acceptance of the terms and conditions of the Voluntary Exchange Offer. Subject to the conditions set forth in Section 6 of this Offer to Exchange, CBS’s acceptance of eligible options that are properly tendered will form a binding agreement between CBS and you on the terms and subject to the conditions of this Voluntary Exchange Offer effective as of the expiration of the Voluntary Exchange Offer.

Effect on Existing Options.    If you decide not to tender your eligible options, or if you decide to tender only your out-of-the-money eligible options or only your in-the-money eligible options, you will retain the outstanding eligible options that you do not tender without change to the exercise price, the number of shares, or the terms and conditions of each award as currently in effect, and the option agreements evidencing these options will continue in effect in accordance with their existing terms and conditions. If you tender eligible options, but no longer are an eligible employee when the Voluntary Exchange Offer expires, your tender will be automatically withdrawn and the option agreements evidencing your outstanding eligible options will continue in effect in accordance with their existing terms and conditions. If you properly tender eligible options, upon our acceptance of eligible options tendered in the Voluntary Exchange Offer, the option agreements evidencing the grant of those options will be deemed null and void and those options will be cancelled.

Exercises of Eligible Options Prior to Expiration of the Voluntary Exchange Offer.    Participating in the Voluntary Exchange Offer will not preclude you from exercising vested eligible options prior to the expiration of the Voluntary Exchange Offer, whether or not you have already tendered eligible options. To the extent that you exercise any of your vested eligible options, the Black-Scholes value attributed to those eligible options, as reflected on your Participant Statement, will be taken into account if you tender your remaining eligible in-the-money and/or out-of-the-money options and will reduce the number of restricted shares or RSUs that you receive in exchange for your properly tendered eligible options. If you are an eligible employee subject to CBS trading policies that restrict your ability to exercise eligible options these policies, as communicated to you by CBS, will remain applicable to you notwithstanding the Voluntary Exchange Offer.

Questions About the Voluntary Exchange Offer.    You should direct questions about the Voluntary Exchange Offer to Ernst & Young at the VEO Information Line at 1-800-259-3638 (or 1-201-872-5800 if you are outside the United States when you call). The VEO Information Line will be open to address your questions from 9:00 a.m. to 8:00 p.m., Eastern Daylight Time, Monday through Friday (except for the Memorial Day holiday on Monday, May 29, 2006) for so long as the Voluntary Exchange Offer is open. Also see the question and answer section at the front of this Offer to Exchange for answers to some of the questions you may have about the Voluntary Exchange Offer.

Data Privacy.    By submitting a Letter of Transmittal to CBS, or by calling the VEO Information Line, you acknowledge that all information you provide in the Letter of Transmittal or, as applicable, to the Ernst & Young representative who answers your call to the VEO Information Line is being given with your consent for the express purpose of participating in the Voluntary Exchange Offer. You further acknowledge that CBS may share any such information with third parties to the extent necessary to effect your participation in the Voluntary Exchange Offer, including, without limitation, the grant of restricted shares or RSUs to you in exchange for your tendered eligible options.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE VOLUNTARY EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE AUTHORIZED ERNST & YOUNG TO PROVIDE CERTAIN SERVICES IN CONNECTION WITH THE VOLUNTARY EXCHANGE OFFER, BUT WE HAVE NOT AUTHORIZED ERNST & YOUNG OR ANY OTHER PERSON TO PROVIDE FINANCIAL PLANNING SERVICES TO ELIGIBLE EMPLOYEES OR TO MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE VOLUNTARY EXCHANGE OFFER. IF ANYONE MAKES ANY SUCH RECOMMENDATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US.

4.    Withdrawal Rights.

You may withdraw options you previously have tendered by following the procedures described in this Section 4. The procedures described in this Section 4 are the only procedures you may use to withdraw previously tendered options. You may withdraw your options at any time before the expiration of the Voluntary Exchange Offer, which is currently scheduled for 12:00 Midnight, Eastern Daylight Time, on May 31, 2006.

If the Voluntary Exchange Offer is extended by CBS beyond the currently scheduled expiration of 12:00 Midnight, Eastern Daylight Time, on May 31, 2006, you may withdraw your tendered eligible options at any time until the extended expiration of the Voluntary Exchange Offer. In addition, if CBS has not accepted your tendered eligible options by June 28, 2006, you may, pursuant to Rule 13e-4(f)(2) of the United States Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), withdraw your tendered eligible options from the Voluntary Exchange Offer.

To withdraw previously tendered eligible options, you must use the same method you used to tender your eligible options.

Withdrawals of Tenders Made by Telephone.    If you tendered eligible options by telephone, then to withdraw your tender, you must call the VEO Information Line at 1-800-259-3638 (or 1-201-872-5800 if you are outside the United States when you call) before the expiration of the Voluntary Exchange Offer. The VEO Information Line will be open and staffed to receive your withdrawal instructions from 9:00 a.m. to 8:00 p.m., Eastern Daylight Time, Monday through Friday (except for the Memorial Day holiday on Monday, May 29, 2006) for so long as the Voluntary Exchange Offer is open and until 12:00 Midnight, Eastern Daylight Time, on the last day that the Voluntary Exchange Offer is open (which will be Wednesday, May 31, 2006 unless we extend the offer period).

If you call the VEO Information Line at or before 12:00 Midnight, Eastern Daylight Time, on the last day of the Voluntary Exchange Offer, do not terminate your call until you talk with an Ernst & Young representative. No new calls will be answered after 12:00 Midnight, Eastern Daylight Time, on the last day of the Voluntary Exchange Offer, but if you are on hold at such time, you will be able to withdraw your previous tender of eligible options when a representative picks up your call.

If you withdraw previously tendered eligible options by telephone, Ernst & Young will e-mail a confirmation to your CBS e-mail address within two business days of our receipt of your withdrawal. If you do not have a CBS e-mail address, Ernst & Young will send a written confirmation to your residential address on file with CBS, via United States first class mail, within two business days of our receipt of your withdrawal.

Withdrawal of Tenders Made by E-mail.    If you tendered eligible options by sending a Letter of Transmittal to CBS by e-mail, then to withdraw your tender you must send CBS a properly completed and signed Withdrawal Letter by e-mail. You should send the properly completed and signed Withdrawal Letter as an attachment in Adobe PDF format to the following e-mail address:

cbs.voluntaryexchangeoffer@ey.com. You may withdraw previously tendered eligible options by e-mail 24 hours a day, 7 days a week, at any time until the expiration of the Voluntary Exchange Offer. CBS must receive your properly completed and signed Withdrawal Letter, at the proper e-mail address, before the expiration of the Voluntary Exchange Offer in order for your withdrawal to be effective. The form of Withdrawal Letter is included as Schedule E to this Offer to Exchange. You may also obtain a Withdrawal Letter by downloading it from the following intranet address: http://hr.cbs.com or by contacting your local Human Resources representative.

If you withdraw previously tendered eligible options by e-mail, you will receive a reply e-mail message confirming your withdrawal within two business days of our receipt of your Withdrawal Letter.

Withdrawal of Tenders Made by Fax.    If you tendered eligible options by fax, then to withdraw your tender you must send CBS a properly completed and signed Withdrawal Letter by fax to the following number: 1-866-710-0165 (or 1-201-477-6627 if you are outside the United States when you send the fax). You may withdraw previously tendered eligible options by fax 24 hours a day, 7 days a week, at any time until the expiration of the Voluntary Exchange Offer. CBS must receive your properly completed and signed Withdrawal Letter before the expiration of the Voluntary Exchange Offer in order for your withdrawal to be effective. The form of Withdrawal Letter is included as Schedule E to this Offer to Exchange. You may also obtain a Withdrawal Letter by downloading it from the following intranet address: http://hr.cbs.com or by contacting your local Human Resources representative.

If you withdraw previously tendered eligible options by fax, Ernst & Young will e-mail a confirmation to your CBS e-mail address within two business days of our receipt of your Withdrawal Letter. If you do not have a CBS e-mail address, Ernst & Young will send a written confirmation to your residential address on file with CBS, via United States first class mail, within two business days of our receipt of your Withdrawal Letter.

Withdrawals in General.    If you have tendered both out-of-the-money and in-the-money options, you may elect to withdraw your tender of only one category of eligible options, or of both categories. When you complete a Withdrawal Letter or speak with an Ernst & Young representative, if you previously have elected to tender both in-the-money and out-of-the-money eligible options, you must indicate whether you are withdrawing your election to tender only one or both categories of your eligible options.

If you have withdrawn your tender of eligible options, and before the expiration of the Voluntary Exchange Offer you want to re-tender into the Voluntary Exchange Offer with respect to all of your out-of-the-money and/or in-the-money eligible options, you must properly re-tender all the out-of-the-money and/or in-the-money eligible options in the same category (out-of-the-money or in-the-money), in accordance with the procedures set forth in Section 3. You may choose to re-tender your eligible options any time before the expiration of the Voluntary Exchange Offer. You are not required to use the same tender method (VEO Information Line, e-mail or fax) that you used for your original tender.

Neither CBS nor any other person is obligated to give notice of any defects or irregularities in any withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawals. Our determinations of these matters will be final and binding. We reserve the right to make a separate determination with respect to each category (in-the-money or out-of-the-money) of eligible options an eligible employee may elect to tender and/or withdraw.

5.    Acceptance of Options for Cancellation; Issuance of Restricted Shares and RSUs.

On the terms and subject to the conditions of the Voluntary Exchange Offer, if we accept all properly tendered eligible options in accordance with Section 6 of this Offer to Exchange, we will accept for exchange and will cancel all eligible options that were properly tendered and were not validly withdrawn before the Voluntary Exchange Offer expires. The grant date for the restricted shares and RSUs will be the first business day following the expiration of the Voluntary Exchange Offer. To the extent that we accept the eligible options that you tender, the option agreements evidencing your tendered eligible options will be deemed null and void.

We will be deemed to have accepted eligible options that are properly tendered and not properly withdrawn if and when we give notice to eligible employees of our acceptance of eligible options promptly following the expiration of the Voluntary Exchange Offer by issuing a press release.

6.    Conditions of the Voluntary Exchange Offer.

Promptly following the expiration of the Voluntary Exchange Offer (which will be 12:00 Midnight, Eastern Daylight Time, on May 31, 2006, unless CBS extends the Voluntary Exchange Offer), subject to satisfaction of conditions set forth below, CBS will accept all eligible options that are properly tendered. If the conditions set forth below are not satisfied, CBS may reject all (but not less than all) eligible options that are properly tendered. If CBS rejects all eligible options that are properly tendered, it will promptly communicate such rejection to all holders of eligible options by issuing a press release. Following such a rejection, all of your current options will remain subject to their current terms and conditions and you will not receive any restricted shares or RSUs.

CBS will not be required to accept for exchange any eligible options properly tendered and may terminate or amend the Voluntary Exchange Offer, subject to Rule 13e-4(f)(5) under the Exchange Act, if the CBS stockholders do not approve the amendments to the LTMIP that are required in order for CBS to complete the Voluntary Exchange Offer. NAIRI, Inc., which owns approximately 73% of the voting power of the CBS common stock, has indicated that it will vote its shares in favor of the amendments to the LTMIP at the Annual Meeting of CBS Stockholders to be held on May 25, 2006. NAIRI, Inc. holds sufficient voting power to approve the amendments to the LTMIP without the vote of any other stockholders. NAIRI, Inc. is a wholly owned subsidiary of National Amusements, Inc., which is controlled by Sumner M. Redstone, the Executive Chairman and Founder of CBS.

In addition, CBS will not be required to accept for exchange any eligible options tendered and may terminate the Voluntary Exchange Offer, subject to Rule 13e-4(f)(5) under the Exchange Act if at any time on or after the commencement of the Voluntary Exchange Offer and before the expiration of the Voluntary Exchange Offer, it determines that any of the following events shall have occurred and, in CBS’s reasonable judgment, the occurrence of the event makes it inadvisable for CBS to proceed with the Voluntary Exchange Offer or to accept eligible options tendered for exchange:

(a) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

(i) challenges the making of the Voluntary Exchange Offer, the acquisition of any or all of the eligible options pursuant to the Voluntary Exchange Offer, the exchange of restricted shares or RSUs for such eligible options, or otherwise relates in any manner to the Voluntary Exchange Offer; or

(ii) in the reasonable judgment of CBS, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of CBS and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of CBS or any of its subsidiaries or materially impair the contemplated benefits of the Voluntary Exchange Offer to CBS;

(b) any action is threatened, pending or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Voluntary Exchange Offer or CBS or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the reasonable judgment of CBS, would or might directly or indirectly:

(i) make the acceptance for exchange of any or all of the eligible options illegal or otherwise restrict or prohibit consummation of the Voluntary Exchange Offer or that otherwise relates in any manner to the Voluntary Exchange Offer;

(ii) delay or restrict the ability of CBS, or render CBS unable, to accept for exchange any or all of the eligible options;

(iii) materially impair the contemplated benefits of the Voluntary Exchange Offer to CBS; or

(iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of CBS and its subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of CBS or any of its subsidiaries;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(iii) the commencement or material escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

(v) any significant decrease or increase in the market price of the shares of CBS Class B Common Stock;

(vi)   any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of CBS, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in the CBS Class B Common Stock;

(vii) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of CBS or that, in the reasonable judgment if CBS, makes it inadvisable to proceed with the Voluntary Exchange Offer; or

(viii) in the case of any of the foregoing existing at the time of the commencement of the Voluntary Exchange Offer, a material acceleration or worsening thereof;

(d) a tender or exchange offer with respect to some or all of the common stock of CBS, or a merger or acquisition proposal for CBS, is proposed, announced or made by another person or entity or shall have been publicly disclosed, or CBS shall have learned that:

(i) any person, entity or ‘‘group’’ (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of any class of CBS common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of any class of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date CBS commences the Voluntary Exchange Offer); or

(ii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire CBS or any of its subsidiaries or any of their respective assets or securities (other than in connection with a transaction that CBS has agreed to or those businesses or subsidiaries that CBS has already agreed to sell or publicly announced an intention to sell prior to commencement of the Voluntary Exchange Offer); or

(e) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of CBS or its subsidiaries that, in the reasonable judgment of CBS, is or may be material to CBS or its subsidiaries or may materially impair or impact the benefits that CBS believes it will receive from the Voluntary Exchange Offer.

The conditions to the Voluntary Exchange Offer are for the benefit of CBS. CBS may assert them in its discretion regardless of the circumstances giving rise to them prior to the expiration of the Voluntary Exchange Offer. CBS may waive them, in whole or in part, at any time and from time to time prior to the expiration of the Voluntary Exchange Offer, in its discretion, whether or not it waives any other condition to the Voluntary Exchange Offer. In the event that CBS waives a condition for any particular eligible employee, it will waive that condition for all eligible employees. CBS’s failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other. Any determination that CBS makes concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.    Price Range of the CBS Class B Common Stock.

The Separation was completed on December 31, 2005. The Separation was accomplished pursuant to a merger in which a subsidiary of Former Viacom was merged with and into Former Viacom, with Former Viacom continuing as the surviving entity. On December 31, 2005, Former Viacom was renamed ‘‘CBS Corporation’’ and each outstanding share of Former Viacom Class A Common Stock was converted into the right to receive 0.50 of a share of CBS Corporation Class A Common Stock and 0.50 of a share of New Viacom Class A Common Stock, and each outstanding share of Former Viacom Class B Common Stock was converted into the right to receive 0.50 of a share of CBS Class B Common Stock and 0.50 of a share of New Viacom Class B Common Stock.

Starting January 3, 2006, which was the first business day following the completion of the Separation, the CBS Class B Common Stock has been listed for trading on the NYSE under the trading symbol ‘‘CBS.’’ The following table sets forth, for the periods indicated, the high and low sales prices per share of CBS Class B Common Stock on the NYSE. For current price information, we recommend that you consult publicly available sources.

	High	Low
Quarter ended March 31, 2006	$27.45	$23.85
Quarter ending June 30, 2006 (through May 1, 2006)	$26.01	$24.05

There was no established trading market for the CBS Class B Common Stock prior to its commencement of trading on the NYSE on January 3, 2006.

As of May 1, 2006, the closing price of the CBS Class B Common Stock, as reported on the NYSE, was $25.78 per share. There are approximately 708,374,084 shares of CBS Class B Common Stock outstanding.

We recommend that you obtain current market quotations for the CBS Class B Common Stock before deciding whether to tender your eligible options for exchange. At the same time, you should consider that the current market price of the CBS Class B Common Stock may provide little or no basis for predicting what the market price of the CBS Class B Common Stock will be on the vesting dates of the restricted shares or RSUs or any time in the future.

The price of CBS Class B Common Stock fluctuates from day-to-day and even within the course of the same day. Therefore, it is possible that the price of CBS Class B Common Stock at any given time would be higher or lower than the reference price indicated on your Participant Statement and may impact whether a particular stock option grant is technically out-of-the-money or in-the-money. However, this reference price will not change throughout the Voluntary Exchange Offer, regardless of any fluctuations in the CBS Class B Common Stock price during the Voluntary Exchange Offer. Therefore, for purposes of the Voluntary Exchange Offer your out-of-the-money and in-the-money grants will be as set forth on your Participant Statement.

Because the fluctuating share price could affect your decision of whether to tender your out-of-the-money or in-the-money eligible options for exchange in the Voluntary Exchange Offer, you may wish to discuss its effect on the value of your stock options with an Ernst & Young representative through the VEO Information Line. You can reach the VEO Information Line by calling 1-800-259-3638 (or 1-201-872-5800 if you are outside the United States when you call).

8.    Source and Amount of Consideration; Terms of Restricted Shares and RSUs.

Consideration.

If you properly tender eligible options, you will receive restricted shares or RSUs in accordance with the calculation set forth in Section 1 of this Offer to Exchange. Eligible employees who are subject to United States income tax will receive restricted shares in exchange for eligible options properly tendered and accepted by CBS; eligible employees who are not subject to United States income tax will receive RSUs in exchange for eligible options properly tendered and accepted by CBS. See Section 1 of this Offer to Exchange. Eligible employees will not have a choice between receiving restricted shares and RSUs in exchange for properly tendered eligible options; the form of consideration (restricted shares or RSUs) available to the eligible employee will be based on whether the eligible employee is or is not subject to United States income tax.

Restricted shares and RSUs will be issued under the LTMIP. The grant to you of restricted shares or RSUs under the LTMIP in connection with the Voluntary Exchange Offer does not entitle you to any future awards under the LTMIP.

As of April 28, 2006, there were options to purchase 95,698,884 shares of CBS Class B Common Stock that were outstanding and eligible to participate in the Voluntary Exchange Offer. If all of these eligible options are properly tendered and accepted by CBS, CBS will issue approximately 11,874,076 restricted shares and 145,524 RSUs in connection with the Voluntary Exchange Offer.

Terms of Restricted Shares and RSUs.

Issuance Under the LTMIP.    Restricted shares and RSUs granted upon cancellation of properly tendered eligible options will be subject to all the terms and conditions of the LTMIP. Our statements in this Offer to Exchange concerning the LTMIP and the restricted shares and RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the LTMIP plan document and the restricted share award certificate or the RSU award certificate, as applicable, including the terms and conditions of the grant. The LTMIP, as amended (subject to the approval of CBS stockholders), is attached as an exhibit to the proxy statement for the 2006 Annual Meeting of CBS Stockholders, which we filed with the SEC on April 14, 2006. (See Section 17 of this Offer to Exchange for instructions as to how you can view or obtain a copy of the proxy statement.)

Your restricted shares or RSUs will be evidenced by a restricted share or RSU award certificate, which includes terms and conditions of the grant. The form of award certificates for restricted shares and RSUs are attached to this Offer to Exchange as Schedule C and Schedule D, respectively. Restricted shares and RSUs will be subject to forfeiture and other restrictions until the applicable vesting date.

The grant date for restricted shares and RSUs awarded in connection with the Voluntary Exchange Offer will be the first business day following the expiration of the Voluntary Exchange Offer.

Restricted Shares – General.    Restricted shares are issued and outstanding shares of CBS Class B Common Stock that are subject to forfeiture and restrictions on transfer prior to vesting. Restricted shares may not be sold, transferred, pledged, or assigned until they vest. (For the treatment of dividends on unvested restricted shares, see ‘‘Dividends and Dividend Equivalents’’ below.) After restricted shares have vested, you will have the right to transfer or sell the shares, subject to applicable securities laws. Shares of CBS Class B Common Stock generally do not have voting rights.

Upon issuance, you will be the record holder of the restricted shares awarded to you in connection with the Voluntary Exchange Offer, and such shares will be registered in your name on the books and records maintained for CBS by the transfer agent for the CBS Class B Common Stock (currently The Bank of New York). Information about your holdings of restricted shares will be available at the CBS equity compensation web site (currently a Smith Barney web site) starting approximately two to three weeks after the date of grant. CBS does not issue share certificates for the CBS Class B Common Stock.

Upon vesting, your vested shares of CBS Class B Common Stock (less shares withheld to satisfy your withholding tax obligations) will be transferred to your equity compensation account maintained with Smith Barney (or its successor as service provider to CBS equity compensation plans). At that point you may direct Smith Barney (or its successor) to sell some or all of your shares, you may leave your shares in your equity compensation account or you may transfer them to an account that you maintain with a bank or broker by following the instructions available from your local Human Resources representative.

RSUs – General.    Each RSU corresponds to one share of CBS Class B Common Stock and represents the right to receive one share of CBS Class B Common Stock upon vesting. RSUs will be subject to forfeiture and other restrictions until the applicable vesting date. RSUs constitute unsecured and unfunded obligations of CBS, and, as a holder of RSUs, you have only the rights of a general unsecured creditor of CBS. You will not be a stockholder with respect to the shares of CBS Class B Common Stock underlying your RSUs unless and until your RSUs vest. Information about your RSUs will nevertheless be available at the CBS equity compensation web site (currently a Smith Barney web site) starting approximately two to three weeks after the date of grant. (For the treatment of dividend equivalents on RSUs, see ‘‘Dividends and Dividend Equivalents’’ below.) RSUs may not be sold, transferred, pledged, or assigned.

Following vesting, CBS will settle your vested RSUs by delivering the corresponding number of shares of CBS Class B Common Stock (less shares withheld to satisfy your withholding tax obligations) to your equity compensation account maintained with Smith Barney (or its successor as service provider to CBS equity compensation plans). At that point you may direct Smith Barney (or its successor) to sell some or all of your shares, you may leave your shares in your equity compensation account or you may transfer them to an account that you maintain with a bank or broker by following the instructions available from your local Human Resources representative. After RSUs have vested and the related shares of CBS Class B Common Stock have been delivered to your equity compensation account, you will have stockholder rights (including dividend rights) with respect to those shares. Shares of CBS Class B Common Stock generally do not have voting rights.

Vesting.    The restricted shares or RSUs that you receive in the Voluntary Exchange Offer will vest in two equal annual installments on the second and third anniversaries of the date of grant, provided that you remain continuously employed with CBS or one of its majority-owned subsidiaries through the applicable vesting date. For certain CBS executive officers (all of whom are United States taxpayers and consequently will receive restricted shares if they participate in the Voluntary Exchange Offer), vesting will also be conditioned on CBS satisfying performance criteria for fiscal year 2006 in order to qualify the income that will be recognized by such executive officers when their restricted shares vest as ‘‘qualified performance-based compensation’’ under Section 162(m) of the Internal Revenue Code, thereby enabling CBS to claim a deduction for such compensation. The performance criteria relate to the achievement over a one-year performance period ending December 31, 2006 of a specified level of ‘‘OIBDA Without Inter-Company Eliminations’’ as defined in the LTMIP. Fractional shares or RSUs resulting from application of the foregoing vesting schedule will be aggregated and will vest on the second anniversary of the date of grant. The Voluntary Exchange Offer does not provide for early or accelerated vesting upon termination of employment, regardless of the reason for such termination.

EVEN IF YOUR ELIGIBLE OPTIONS ARE NOW PARTIALLY OR FULLY VESTED, THE RESTRICTED SHARES OR RSUs YOU RECEIVE IN THE VOLUNTARY EXCHANGE OFFER WILL BE SUBJECT TO VESTING. YOU WILL NOT BE GIVEN CREDIT FOR VESTING AS A RESULT OF SERVICE WITH CBS OR FORMER VIACOM PRIOR TO THE DATE THE RESTRICTED SHARES OR RSUs ARE GRANTED. IF YOUR EMPLOYMENT

TERMINATES FOR ANY REASON BEFORE YOUR RESTRICTED SHARES OR RSUs HAVE VESTED IN FULL, YOUR UNVESTED RESTRICTED SHARES OR RSUs WILL BE FORFEITED UNLESS YOU HAVE AN EMPLOYMENT AGREEMENT WITH CBS OR ONE OF ITS MAJORITY-OWNED SUBSIDIARIES THAT PROVIDES OTHERWISE.

Forfeiture.    Unless otherwise provided in an employment agreement between you and CBS or one of its majority-owned subsidiaries, you will forfeit unvested restricted shares and unvested RSUs (including in each case any related accrued dividends or dividend equivalents, as applicable) if your employment with CBS and its majority-owned subsidiaries terminates for any reason (including without limitation a reduction in force, a sale or divestiture or shut-down of the business for which you work, your voluntary resignation, your termination with or without cause or your retirement, death or permanent disability).

Unless the Compensation Committee of the CBS Board of Directors determines otherwise, if you work for a company, partnership or other enterprise that is currently a majority-owned subsidiary of CBS, your employment will be considered to have terminated for purposes of your restricted shares or RSUs if your employer ceases to be a majority-owned subsidiary of CBS, and such termination shall be considered to have occurred on the first day on which your employer is no longer a majority-owned subsidiary of CBS.

Dividends and Dividend Equivalents.    During the vesting period, restricted shares will accrue dividends, and RSUs will accrue dividend equivalents, whenever CBS pays cash dividends on the outstanding shares of CBS Class B Common Stock. These accrued dividends and dividend equivalents will be subject to the same vesting conditions as the underlying restricted shares or RSUs on which the dividends or dividend equivalents were accrued. Upon vesting, the vested accrued dividends or dividend equivalents will be distributed to you, less amounts necessary to satisfy your withholding tax obligations. Dividends and dividend equivalents will not be credited with any interest or other return between the date they accrue and the date they are paid to you.

Once restricted shares have vested, or shares of CBS Class B Common Stock have been delivered upon vesting of RSUs, you will be entitled to cash dividends that CBS pays on your shares of CBS Class B Common Stock after the vesting date, so long as you are the record or beneficial holder of the shares on the record date for the applicable dividend. You may elect to participate at that time in any dividend reinvestment program that CBS may be operating for the benefit of its stockholders, or in any similar program maintained by your broker. If you hold your shares through an equity compensation account with Smith Barney (or its successor as service provider to CBS with respect to equity compensation plans), your dividends (assuming current practice continues in effect) will automatically be invested in additional shares of CBS Class B Common Stock unless you request that they be paid to you in cash.

Change in Control and Adjustment of Awards.    In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the CBS Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of CBS, the Compensation Committee of the CBS Board of Directors is authorized to make such adjustments, if any, to the number and kind of securities included in the restricted shares or related to RSUs, as it deems appropriate. The Compensation Committee of the CBS Board of Directors may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available under the award of restricted shares or RSUs. All determinations by the Compensation Committee of the CBS Board of Directors shall be conclusive and binding on all persons for all purposes.

Except as described in the preceding paragraph, the restricted shares and RSUs will not otherwise provide for any special treatment in the event that CBS undergoes a change in control. In particular, there is no provision for early vesting in this circumstance. However, if you have an existing employment agreement with CBS or one of its majority-owned subsidiaries, your employment agreement may contain provisions that will apply upon a change in control.

Tax Consequences.    You should refer to Sections 13 and 14 of this Offer to Exchange for a discussion of, respectively, the material United States federal income tax consequences of the acquisition and vesting of restricted shares for eligible employees who are United States taxpayers and the material tax consequences under the laws of certain other countries of the acquisition and vesting of RSUs for eligible employees who are not United States taxpayers and who are tax residents of those other countries. If you are subject to both United States and non-United States taxation, or are subject to taxation in more than one jurisdiction outside the United States, your tax consequences may differ from, and may be more adverse to you than, the tax consequences described in Sections 13 and 14 of this Offer to Exchange. In all cases, we recommend that you consult with a professional tax advisor to determine the tax consequences of your participation in the Voluntary Exchange Offer. As a condition to participating in the Voluntary Exchange Offer, if you are a United States taxpayer, you agree not to file a section 83(b) election with respect to restricted shares granted to you in exchange for your tendered eligible options.

Registration of Shares.    All shares to be distributed when restricted shares and RSUs vest have been registered under the United States Securities Act of 1933, as amended, on registration statements on Form S-8 filed with the SEC. You may download or print a copy of the prospectus for the LTMIP from the following intranet address: http://hr.cbs.com, or from the Smith Barney web site: http:// www.benefitaccess.com. In addition, you may request a hard copy of the prospectus, which CBS will send you free of charge, by contacting your local Human Resources representative. Unless you are considered an ‘‘affiliate’’ of CBS under United States federal securities laws, upon vesting you will be able to sell your shares of CBS Class B Common Stock free of any transfer restrictions under applicable securities laws.

9.    Information About CBS.

CBS is a mass media company with operations in the following segments:

•	TELEVISION: The Television segment consists of the CBS® and UPN® television networks; the Company’s 39 owned broadcast television stations; its television production and syndication business, including CBS Paramount Television™ and King World® Productions; and its cable networks Showtime® and CSTV®, among other program services. In January 2006, CBS announced a 50/50% joint venture with Warner Bros. Entertainment to form a new broadcast network, The CW, expected to be launched in Fall 2006. UPN plans to cease broadcasting its network schedule at the conclusion of the 2005/2006 broadcast season in September 2006.

•	RADIO: The Radio segment owns and operates 179 radio stations in 40 United States markets through CBS Radio®.

•	OUTDOOR: The Outdoor segment displays advertising on media, including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks, masts and stadium signage principally through CBS Outdoor®.

•	PARKS/PUBLISHING: The Parks/Publishing category includes Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster®, Pocket Books®, Scribner® and Free Press™; and Paramount Parks®, which is principally engaged in the ownership and operation of five theme parks and a themed attraction in the United States and Canada. In January 2006, CBS announced its intention to divest Paramount Parks and to complete the divestiture in the second half of 2006.

For the year ended December 31, 2005, contributions to CBS's consolidated revenues from its segments were as follows: Television 64%, Radio 15%, Outdoor 13% and Parks/Publishing 8%. CBS generated approximately 12% of its total revenues from international regions in 2005. For the year ended December 31, 2005, approximately 67% and 22% of total international revenues of $1.73 billion were generated in Europe and Canada, respectively.

For additional information about CBS, you should review the materials that CBS has filed with the SEC and that are referred to in Section 17 of this Offer to Exchange. In particular, a description of CBS as it exists following the Separation is set forth in the CBS Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which CBS filed with the Securities and Exchange Commission on March 16, 2006 (the ‘‘Annual Report’’). The Annual Report contains information about, among other things, the business, financial results and condition, capitalization, executive officers and capital stock of CBS.

Selected Financial Data

The following table sets forth selected consolidated financial information for CBS. The selected historical statement of operations data for the years ended December 31, 2005 and December 31, 2004 and the selected historical balance sheet data as of December 31, 2005 and December 31, 2004 have been derived from the consolidated financial statements included in the Annual Report. The information presented below should be read together with our consolidated financial statements and the notes related thereto, as well as the section of the Annual Report entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations.

On December 31, 2005 the Separation was completed. Each outstanding share of Former Viacom common stock was converted into .5 of a share of CBS common stock and ..5 of a share of New Viacom common stock and as a result, all share and per share data of Former Viacom have been adjusted for all periods presented. CBS has accounted for the Separation as a spin-off of New Viacom and accordingly, the results of New Viacom have been presented as discontinued operations in CBS's Consolidated Financial Statements for all periods presented.

CBS Corporation

(dollars in millions, except per-share amounts)

	2005	2004
Operational data
Revenues	$14,536.4	$14,547.3
Operating loss	$(6,817.9)	$(15,154.5)
Net loss from continuing operations before cumulative effect of accounting changes	$(8,321.8)	$(16,391.9)
Net earnings from discontinued operations	$1,232.7	$242.1
Net loss before cumulative effect of accounting changes	$(7,089.1)	$(16,149.8)
Net loss	$(7,089.1)	$(17,462.2)
Basic & diluted earnings(loss) per common share:
Net loss from continuing operations before cumulative effect of accounting changes	$(10.54)	$(19.12)
Net earnings from discontinued operations	$1.56	$0.28
Net loss before cumulative effect of accounting changes	$(8.98)	$(18.84)
Net loss	$(8.98)	$(20.37)
Balance Sheet Data
Current Assets	$6,795.5	$7,493.5
Long term assets	$36,234.1	$60,508.8
Current liabilities	$5,378.6	$6,879.5
Long term liabilities	$15,912.3	$19,087.6
Minority Interest	$1.7	$10.9
Other Data
Book value per share	$28.92

Ratio of earnings to fixed charges

Ratio of earnings to fixed charges – Earnings are inadequate to cover fixed charges due to the 2005 and 2004 non-cash impairment charges of $9.48 billion and $18.0 billion, respectively. The dollar amounts of the cover deficiencies are $7.50 billion and $15.79 billion in 2005 and 2004, respectively.

10.    Interests of Directors and Officers; Transactions and Arrangements About the Options.

The names and current positions held by our executive officers and members of our Board of Directors are set forth on Schedule A to this Offer to Exchange. The executive officers of CBS hold in the aggregate 19,039,343 eligible stock options to purchase shares of CBS Class B Common Stock. This total represents approximately 20% of the total number of outstanding eligible stock options held by all employees of CBS. If they are eligible employees, our executive officers may participate in the Voluntary Exchange Offer, but the non-employee members of our Board of Directors are not eligible to participate in the Voluntary Exchange Offer.

Neither CBS nor any of its directors or executive officers engaged in transactions involving the eligible options during the 60 days prior to the commencement of the Voluntary Exchange Offer.

11.	Accounting Consequences of the Voluntary Exchange Offer; Status of Options Accepted for Exchange by Us in the Voluntary Exchange Offer.

For the restricted shares and RSUs issued in exchange for the fully vested options tendered and accepted, no compensation expense will be recorded. For the restricted shares and RSUs issued in exchange for unvested options tendered and accepted, non-cash compensation expense will be recorded based on grant-date fair value of the options over the remaining vesting period. We will continue to recognize compensation expense, based on grant-date fair value, with respect to eligible options that are not vested and not tendered until those options vest or are forfeited.

The eligible options that we accept for exchange in connection with the Voluntary Exchange Offer will be cancelled, and restricted shares or RSUs will be issued in exchange.

12.    Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Voluntary Exchange Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the eligible options as described in this Offer to Exchange. If any approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of eligible options tendered pursuant to the Voluntary Exchange Offer. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Voluntary Exchange Offer to accept properly tendered eligible options and to issue restricted shares and RSUs is subject to the conditions described in Section 6 of this Offer to Exchange.

13.    Material United States Tax Consequences.

The following is a general summary of the material United States federal tax consequences of the Voluntary Exchange Offer to eligible employees who are United States taxpayers. We have based this discussion on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all the federal tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be complete. This summary does not address tax that may be due upon dividends paid with respect to such restricted shares, after they vest.

WE RECOMMEND THAT YOU CONSULT A PROFESSIONAL TAX ADVISOR WITH RESPECT TO YOUR INDIVIDUAL TAX CONSEQUENCES OF TENDERING INTO THE VOLUNTARY EXCHANGE OFFER.

If you are subject to both United States income tax and to taxation in another country, you will receive restricted shares in exchange for eligible options that you validly tender in the Voluntary Exchange Offer. The tax consequences under the laws of such other country of your exchanging eligible options for restricted shares may be more adverse to you than the tax consequences under United States federal income tax rules described in this Section 13. We recommend that you consult a professional tax advisor to determine the tax consequences of your participation in the Voluntary Exchange Offer.

Exchange.    Eligible employees who tender options and receive restricted shares should not be required to recognize income for United States federal income tax purposes at the time of the exchange. CBS believes that the exchange will be treated as a non-taxable exchange.

Grant of Restricted Shares and Accrual of Dividends on Unvested Restricted Shares.    You generally will not have taxable income at the time you receive an award of unvested restricted shares or when dividends accrue on unvested restricted shares.

Vesting of Restricted Shares.    Whenever any of your restricted shares (and the related accrued dividends) vest, you will recognize ordinary income. The amount of ordinary income you recognize will equal the fair market value on the date of vesting of the shares that vest plus the dollar amount of the accrued dividends thereon. CBS intends to determine the fair market value of the shares based on the closing price of the CBS Class B Common Stock on the NYSE (or other principal stock exchange on which the CBS Class B Common Stock is then listed) on the date the restricted shares vest or, if no sales are reported on that date, on the most recent date on which sales were reported. The ordinary income that you recognize when your restricted shares vest will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the vesting occurs.

When your restricted shares vest, CBS generally will be entitled to a deduction equal to the amount of ordinary income that you recognize.

Section 83(b).    An employee who acquires restricted property in connection with the performance of services is generally permitted to make an election under Section 83(b) of the Internal Revenue Code to include in his or her gross income, for the taxable year in which the property is transferred to the employee, the excess of the fair market value of the property at the time of transfer (determined without regard to any ‘‘lapse restriction’’) over the amount paid for the property. Such election must be made no later than 30 days after the date of the transfer. By tendering eligible options in the Voluntary Exchange Offer, you automatically waive any right you otherwise would have to make an election under Section 83(b) of the Internal Revenue Code with respect to the restricted shares you acquire in exchange for your tendered eligible options. Should you attempt to make such an election under Section 83(b), your restricted shares will be forfeited.

Withholding Taxes.    At the time you recognize ordinary income due to the vesting of restricted shares (and accrued dividends thereon), you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when CBS pays you your salary or a bonus. CBS expects to retain a portion of the restricted shares that vest in order to satisfy your withholding tax obligation with respect to vested shares. The withholding of restricted shares upon vesting will be in accordance with the LTMIP and the restricted share award certificate (including the applicable terms and conditions reflected therein), which provides that CBS may deduct or cause to be deducted from, or collect or cause to be collected, any taxes required by law to be withheld or paid with respect to your restricted shares. CBS also expects to retain a portion of the accrued dividends to satisfy your withholding tax obligation with respect to the payment to you of accrued dividends. By participating in the Voluntary Exchange Offer, you agree to the above actions to pay withholding taxes.

The income tax withholding may be insufficient to cover your ultimate income tax liability with respect to the vesting of restricted shares or the distribution of accrued dividends. You should consult with a professional tax advisor to determine whether you should make estimated tax payments for the year in which your restricted shares vest.

Sale of the Shares of CBS Class B Common Stock Received in the Voluntary Exchange Offer.    Your tax basis in the shares of CBS Class B Common Stock that you receive in the Voluntary

Exchange Offer will be equal to the fair market value of the shares at the time they vest. As noted above, CBS intends to determine the fair market value of the shares based on the closing price of the CBS Class B Common Stock on the NYSE (or other principal stock exchange on which the CBS Class B Common Stock is then listed) on the date the restricted shares vest or, if no sales are reported on that date, on the most recent date on which sales were reported. Upon subsequent sale of shares of CBS Class B Common Stock, you will realize a capital gain or loss equal to the difference between the sale price and your tax basis. Any capital gain or loss will be taxed as long-term capital gain or loss provided you have held the shares for more than one year after you acquired them (that is, more than one year after the first business day following the expiration of the Voluntary Exchange Offer).

Possible Change in Tax Status of Incentive Stock Options.    Some of your eligible options may be ‘‘incentive stock options’’ for federal income tax purposes. (The documentation relating to your stock option awards will indicate whether your options are intended to qualify as incentive stock options. If your stock option documentation does not affirmatively state that your options are incentive stock options, they are treated as ‘‘nonqualified’’ stock options. Most eligible options are nonqualified stock options.)

The original date established for expiration of the Voluntary Exchange Offer is May 31, 2006. If the Voluntary Exchange Offer expires on May 31, 2006 as originally scheduled and you decide not to tender your Eligible Incentive Stock Options, your Eligible Incentive Stock Options will continue to qualify as incentive stock options following the Voluntary Exchange Offer. If, however, CBS were to extend the Voluntary Exchange Offer so that it remains open on or after June 1, 2006, your Eligible Incentive Stock Options that have an exercise price less than fair market value of the CBS Class B Common Stock on June 1, 2006 would automatically be converted by operation of law into nonqualified stock options. In order to preserve the favorable tax treatment available to holders of incentive stock options, in-the-money options that are incentive stock options will no longer be considered eligible options in the event that we extend the Voluntary Exchange Offer. Any in-the-money incentive stock options that were tendered prior to the time we extend the Voluntary Exchange Offer will automatically be withdrawn from the Voluntary Exchange Offer and will remain outstanding in accordance with their terms. Any eligible options that a holder of in-the-money incentive stock options holds that are not incentive stock options will continue to qualify as eligible options even if we extend the Voluntary Exchange Offer.

Stock Options Generally.    If you tender eligible options in the Voluntary Exchange Offer, your tendered eligible options will be exchanged for restricted shares. So that you are able to compare the tax consequences of restricted shares to those of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under United States federal income tax law.

Nonqualified Stock Options.    An individual does not recognize taxable income upon the grant of a nonqualified stock option. Upon exercise of nonqualified stock options, the option holder recognizes ordinary income in an amount equal to the spread (the difference between fair market value of the underlying shares and the exercise price) on the date of exercise. CBS must withhold on the ordinary income the option holder recognizes, similar to if the option holder were paid an additional cash bonus. When an option holder exercises a nonqualified stock option, CBS is generally entitled to a deduction in an amount equal to the ordinary income the option holder recognizes.

An option holder’s tax basis in the shares acquired from exercising a nonqualified stock option is the exercise price plus the amount of ordinary income recognized upon exercise. Upon subsequent sale or other disposition, the option holder will recognize capital gain or loss depending on whether the sale proceeds are greater than or less than his or her tax basis in the shares sold. The capital gain or loss will be long-term if the option shares have been held for more than one year following exercise of the nonqualified stock options.

Incentive Stock Options.    An individual does not recognize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not recognize taxable income upon the exercise of an incentive stock option. However, the spread (the difference between fair market value of the underlying shares and the exercise price) on the date of exercise is a preference item for alternative minimum tax purposes. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonqualified stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying (a ‘‘disqualifying disposition’’), the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be recognized as ordinary income by the option holder at the time of disposition, and any additional gain will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, CBS will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, CBS will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder.

14.    Material Tax Consequences and Other Issues in Certain Countries.

The following is a general summary of the material tax consequences of the Voluntary Exchange Offer to eligible employees who are not subject to United States income tax and who are residents for tax purposes of any of the following countries: Australia, Canada, France, Germany, Italy, Mexico, the Netherlands and the United Kingdom. This summary is general in nature and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances. This summary does not address any net wealth tax that may be imposed by any tax authority upon the grant or vesting of RSUs or the delivery of shares of CBS Class B Common Stock upon the vesting of RSUs, nor does it address any tax that may be due in connection with any dividends paid with respect to shares of CBS Class B Common Stock distributed to you when your RSUs vest. Please note that tax laws vary with individual circumstances and change frequently, and occasionally changes are made on a retroactive basis. If you live and work in one country, but are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.

WE RECOMMEND THAT YOU CONSULT A PROFESSIONAL TAX ADVISOR WITH RESPECT TO YOUR INDIVIDUAL TAX CONSEQUENCES OF TENDERING INTO THE VOLUNTARY EXCHANGE OFFER.

Australia

Exchange.    Ernst & Young have advised that the tender of your outstanding eligible stock options in exchange for RSUs should not be considered a taxable exchange for income tax purposes in Australia, but will likely give rise to a capital gains tax event.

Assuming the options were not ‘‘qualifying rights’’ under Australian legislation they were taxable at the date of grant based on their deemed market value. Therefore at the date of exchange capital gains tax (‘‘CGT’’) is payable. CGT will be payable on the consideration received in the exchange, which will be measured by reference to the value of the RSUs you receive (which will likely be equal to the value of the underlying CBS Class B Common Stock) less the cost base of the options (i.e., the amount taxable at grant). If the options have been held for more than one year only half of the capital gain will be taxable.

If the options were ‘‘qualifying rights’’ under Australian legislation, the options will qualify for a tax deferral upon grant, i.e., the point of taxation is deferred until the earliest cessation time (unless you have made specific election to be taxed at the date of grant). If the options have not been exercised and you remain employed with CBS, the first date of cessation will likely be the date of exchange.

The RSUs received under the exchange should not be taxed under the employee share plan tax provisions because it is likely that the Australian tax authorities will view these awards as being received by virtue of the option exchange transaction, rather than specifically in respect of an eligible employee's employment services.

As the options are over CBS Class B Common Stock, which do not carry voting rights, it is likely that they will be considered ‘‘non-qualifying rights’’ for purposes of Australian tax law.

Stock Options Generally.    As noted above, your properly tendered eligible options will be exchanged for RSUs. So that you are able to compare the tax consequences of RSUs to those of your eligible options, we have included the following summary as a reminder of the Australian income and social tax consequences generally applicable to stock options.

If the options are deemed to be ‘‘qualifying rights’’ under Australian legislation, the options will qualify for a tax deferral upon grant i.e. the point of taxation is deferred until the earliest cessation time (unless you have made specific election to be taxed at the date of grant). ‘‘Cessation time’’ for options is defined as the earlier of the date of exercise, the date you dispose of an option other than by exercising it, 10 years after the date of grant, and termination of employment.

However, as the options are over CBS Class B Common Stock, which do not carry voting rights it is unlikely that they will be considered ‘‘qualifying rights’’ for the purposes of Australian legislation. If the options are not qualifying they were taxable at the date of grant based on their deemed market value as set out in the tax legislation. It is assumed for the remainder of this tax summary that the RSUs are not qualifying rights for Australian tax purposes.

Grant of RSUs.    An award of RSUs entitles you to receive stock at a later point in time, subject to certain stated condition. As noted above, any RSUs awarded to you as a result of the option exchange should not be taxed under the employee share plan tax provisions. Accordingly, you should not be subject to income tax on their award or vesting (as you may have been had the RSUs been awarded to you outside of this exchange transaction). However, capital gains tax will be payable on the sale of any shares you receive on the vesting of the RSUs.

Vesting of RSUs and Delivery of Shares of CBS Class B Common Stock.    When your RSUs vest, the CBS Class B shares will be delivered to you. No income tax is payable on vesting for any RSUs you received as a result of the option exchange.

If your RSUs do not vest, you will have a capital loss, which may be used to offset any current or future capital gains. However, you will not be able to obtain a refund of the tax paid on the exchange.

Sale of Shares of CBS Class B Common Stock.    Upon subsequent sale of the CBS Class B Common Stock, you will realize a capital gain or loss equivalent to the difference between the sale price and your cost basis, which will be the value of the CBS Class B Common Stock at the date of grant of your RSUs.

If the shares are held for more than 12 months, an amount equal to 50% of the difference between the sale or disposition price of such shares and the cost basis of such shares is exempt from taxation.

Accrual of Dividend Equivalents.    Prior to vesting, dividend equivalents will accrue on the RSUs each time that CBS pays a cash dividend on outstanding shares of CBS Class B Common Stock. These accrued dividend equivalents will be subject to the same vesting conditions as the underlying RSUs. Accrued dividend equivalents will be paid to you in cash when the underlying RSUs vest and will be forfeited if the underlying RSUs do not vest. The income you receive on receipt of the cash should be taxable as compensation income at the time of receipt.

Withholding and Reporting Requirements

Employee – Withholding.    Your employer is not responsible for withholding income or social taxes due on the RSU award in Australia, other than for any dividend equivalents paid via payroll.

Employer – Reporting.    Your employer is not responsible for reporting the RSU income to the Australian tax authorities, other than any dividend equivalents paid via payroll.

Canada

Language.    As a condition to the offer, you and CBS agree that the parties hereto acknowledge that they have requested and are satisfied that this offer and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente offre et les documents qui y sont relatifs soient rédigés en anglais.

Exchange.    If you exchange your eligible options and receive RSUs you may be required to recognize Canadian income tax and social tax at the date of exchange. Whether a tax charge arises is dependent upon the intrinsic value of the outstanding options immediately before the exchange, and the fair market value (‘‘FMV’’) of the shares underlying the RSUs immediately after the exchange. Intrinsic value is defined as the excess of the FMV of the shares less the option exercise price.

‘‘In-the-money options’’

If you decide to exchange your ‘‘in the money’’ options you may be required to recognize income tax and social tax at the date of exchange.

The Canadian Income Tax Act provides a formula to be applied to determine whether a roll-over is available as a result of the exchange. If the FMV of the shares underlying the RSUs exceeds the intrinsic value of your stock options, the rollover will not be available and you will generally recognize employment income equal to the FMV of the RSUs immediately after the exchange. Please note that preferential tax treatment may be available to offset 50% (25% for Quebec) of the employment income arising on the exchange if the conditions to qualify for the ‘‘stock option deduction’’ are satisfied.

If the FMV of the shares underlying the RSUs does not exceed the intrinsic value of your stock options, the rollover should be available and there will be no income or social tax charge on the date of exchange.

Double taxation may arise where an exchange is made that does not qualify for the roll-over. The exchange of options for RSUs would be taxed based on the consideration received for the disposition of the option, i.e., the FMV of the RSUs at the date of exchange, and a further tax charge may arise on the date you receive the shares underlying the RSUs. (Please see ‘‘Vesting of RSUs and Delivery of Shares of CBS Class B Common Stock’’ below).

‘‘Out-of-the-Money Options’’

If you decide to exchange your ‘‘out of the money’’ options you will be required to recognize income tax and social tax at the date of exchange. A roll-over will not be available as the intrinsic value of the ‘‘out of the money options’’ will be zero, and you will generally recognize employment income equal to the FMV of the RSUs immediately after the exchange. Please note that preferential tax treatment may be available to offset 50% (25% for Quebec) of the employment income arising on the exchange if the conditions to qualify for the ‘‘stock option deduction’’ are satisfied.

Double taxation may arise where an exchange is made that does not qualify for the roll-over. The exchange of options for RSUs would be taxed on the consideration received for the disposition of the option, i.e., the FMV of the RSUs at the date of exchange and a further tax charge may arise on the date you receive the shares underlying the RSUs. (Please see ‘‘Vesting of RSUs and Distribution of CBS Class B Common Stock’’ below).

Stock Options Generally.    As noted above, your properly tendered eligible options will be exchanged for RSUs. So that you are able to compare the tax consequences of RSUs to those of your eligible stock options, we have included the following summary as a reminder of the Canadian income and social tax consequences generally applicable to stock options under Canadian income tax law.

You do not realize taxable income upon the grant of a stock option. Upon exercise of your stock options, you will generally recognize employment income equal to the difference between the FMV of the covered shares and the exercise price on the date of exercise. Please note that preferential tax treatment may be available if the conditions to qualify for the ‘‘stock option deduction’’ are satisfied.

Grant of RSUs.    As described above, you may realize employment income at the time you receive RSUs in exchange for options.

Vesting of RSUs and Delivery of Shares of CBS Class B Common Stock.    When your RSUs vest, the CBS Class B shares will be delivered to you. You will be required to recognize employment income on the date the shares are transferred to you. The determination of the amount of employment income you will be required to recognize will depend on whether the option exchange qualified for a roll-over as discussed above.

If the exchange qualified for the roll-over, the amount of employment income you will be required to recognize will equal the fair market value of the shares that vest. CBS intends to determine the fair market value of the shares based on the closing price of the CBS Class B Common Stock on the NYSE (or other principal stock exchange on which the CBS Class B Common Stock is then listed) on the date the RSUs are transferred to you or, if no sales are reported on that date, on the most recent date on which sales were reported.

If the exchange did not qualify for the roll-over, the amount of employment income you will be required to recognize will be equal to the difference between the FMV of the shares that vest and the value of the tendered options at the time of the exchange.

Sale of Shares of CBS Class B Common Stock.    Upon subsequent sale of the CBS Class B Common Stock, you will realize a capital gain or loss equivalent to the difference between the sale price and your tax basis. If the exchange of options for RSU’s qualified for the roll-over, your tax basis in the shares of CBS Class B Common Stock that you receive in the Voluntary Exchange Offer will be equal to the fair market value of the shares at the date the shares are transferred to you.

If the exchange of options for RSU’s did not qualify for the roll-over, your tax basis in the shares of CBS Class B Common Stock that you receive in the Voluntary Exchange Offer will be equal to the employment income that you were required to recognize when the shares were transferred to you as discussed above under "Vesting of RSUs and Delivery of Shares of CBS Class B Common Stock".

Only 50% of any gain would be included for purposes of calculating the taxable capital gain in Canada.

Similarly, only 50% of capital losses can be deducted against capital gains realized in the same year. To the extent that they exceed capital gains for the year, capital losses may be carried back against capital gains for the three preceding years and may be carried forward indefinitely against future capital gains.

There are a number of Canadian tax provisions dealing with the sale of shares acquired through an employee share plan. One provision requires that the adjusted base cost of all identical shares be averaged for the purpose of determining the capital gain on a disposition of such shares where the individual has acquired the shares of a particular company at different amounts. The averaging provision could result in a higher or lower gain on sale than anticipated.

However, if the shares acquired from the award are sold within 30 days of acquisition, and there are no acquisitions or dispositions of identical shares in the intervening period, and you make the appropriate designation in your income tax return, the gain or loss on the sale of shares can be calculated using the actual cost of the shares sold.

Accrual of Dividend Equivalents.    Prior to vesting, dividends equivalents will accrue on the RSUs each time that CBS pays a cash dividend on outstanding shares of CBS Class B Common Stock. These accrued dividend equivalents will be subject to the same vesting conditions as the underlying RSUs. Accrued dividend equivalents will be paid to you in cash when the underlying RSUs vest and will be forfeited if the underlying RSUs do not vest. The income you receive on receipt of the cash should be taxable as compensation income.

Withholding and Reporting Requirements

Withholding.    CBS will not withhold and remit income or social tax with respect to the employment income, if any, arising on the exchange of options, the employment income arising when the shares underlying the RSUs are transferred to you and in respect of the accrued dividend equivalents thereon. You will be required to remit the applicable income and social taxes no later than April 30th of the year following the year that you realize each of the aforementioned elements of employment income. To the extent that you are required to remit quarterly income tax installments, the employment income arising on the option exchange, the transfer of shares as a result of the vesting of the RSU’s, and the receipt of the dividend equivalents, may impact on your income tax installment obligation for the particular year. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the applicable years.

Reporting.    CBS Canada will report the taxable benefits that you recognize in respect of the option exchange, the acquisition of the shares, and the receipt of dividend equivalents to the tax authorities on behalf of CBS on a separate T-4 slip (Releve 1 in the case of the Quebec authorities).

France

Exchange.    Ernst & Young have advised that the tender of your outstanding eligible stock options in exchange for RSUs should not be considered a taxable event for income or social tax purposes in France.

Stock Options Generally.    As noted above, your properly tendered eligible stock options will be exchanged for RSUs. So that you are able to compare the tax consequences of RSUs to those of your eligible stock options, we have included the following summary as a reminder of the French income and social tax consequences generally applicable to stock options.

If the options are deemed to be ‘‘qualifying options’’ under French legislation, the options will qualify for a tax deferral upon exercise, until the date of sale. If certain conditions are met, the gain can be exempt from French social security contributions and be taxed at a flat rate of 27%, 41% or 51% depending on the amount of the gain and the delay between exercise and sale.

Grant of RSUs.    You will not have taxable income at the time you receive an award of RSUs.

Vesting of RSUs and Delivery of Shares of CBS Class B Common Stock.    When your RSUs vest, the CBS Class B shares will be delivered to you. You will recognize ordinary income on the vesting date. The amount of ordinary income you recognize will equal the fair market value of the shares that vest. CBS intends to determine the fair market value of the shares based on the closing price of the CBS Class B Common Stock on the NYSE (or other principal stock exchange on which the CBS Class B Common Stock is then listed) on the date the RSUs vest or, if no sales are reported on that date, on the most recent date on which sales were reported.

Sale of Shares of CBS Class B Common Stock.    Upon subsequent sale of the CBS Class B Common Stock, you will realize a capital gain or loss equivalent to the difference between the sale price and your tax basis. Your tax basis in the shares of CBS Class B Common Stock that you receive in the Voluntary Exchange Offer will be equal to the fair market value of the shares at the time they vest.

Accrual of Dividend Equivalents.    Prior to vesting, dividends equivalents will accrue on the RSUs each time that CBS pays a cash dividend on outstanding shares of CBS Class B Common Stock. These accrued dividend equivalents will be subject to the same vesting conditions as the underlying RSUs. Accrued dividend equivalents will be paid to you in cash when the underlying RSUs vest and will be forfeited if the underlying RSUs do not vest. The income you receive on receipt of the cash should be taxable as ordinary income. This amount is subject to applicable withholding, and CBS must withhold on the ordinary income you recognize.

Withholding and Reporting Requirements

Withholding.    At the time you recognize ordinary income due to the vesting of the RSUs (and accrued dividend equivalents thereon) your employer will withhold social tax (French social security contributions plus CSG/CRDS) with respect to that income, much like the obligation that arises when CBS pays your salary or a bonus. CBS expects to retain a portion of the RSUs that vest in order to satisfy your social tax withholding obligation with respect to the vested RSUs. The withholding of CBS Class B Shares will be in accordance with the LTMIP and the RSU award certificate, which provides that CBS may deduct or cause to be deducted from, or cause to be collected, any taxes required by law to be withheld or paid with respect to your RSUs. CBS also expects to retain a portion of the cash payment for the accrued dividend equivalents to satisfy your social tax withholding obligation in connection with this taxable income. By participating in the Voluntary Exchange Offer, you agree to the above actions to pay withholding taxes.

Reporting.    By law, CBS France has an obligation to report the taxable benefit you recognize at the date of the taxable event (the date of vesting) to the tax authorities. The taxable benefit should be reported on the employee’s payslip and on the annual wage statement (‘‘DADS’’).

Germany

Exchange.    Ernst & Young have advised that the tender of your outstanding eligible stock options in exchange for RSUs should not be considered a taxable exchange for income or social tax purposes in Germany.

Stock Options Generally.    As noted above, your properly tendered eligible stock options will be exchanged for RSUs. So that you are able to compare the tax consequences of RSUs to those of your eligible stock options, we have included the following summary as a reminder of the German income and social tax consequences generally applicable to stock options.

You do not realize taxable income upon the grant of a stock option. Upon exercise of your stock options, you will generally recognize ordinary income equal to the difference between the fair market value of the covered shares and the exercise price on the date of exercise. This amount is subject to applicable withholding, and CBS must withhold on the ordinary income you recognize, similar to if you were paid an additional cash bonus.

Grant of RSUs.    You should not have taxable income at the time you receive an award of RSUs.

Vesting of RSUs and Delivery of Shares of CBS Class B Common Stock.    When your RSUs vest, the CBS Class B shares will be delivered to you. You will recognize ordinary income on the date the shares are transferred to you; if there is a delay between the vesting date and the date when the shares are effectively transferred, this may have an impact on the taxable amount. The amount of ordinary income you recognize will equal the fair market value of the shares at the date of transfer. CBS intends to determine the fair market value of the shares based on the closing price of CBS Class B Common Stock on the NYSE (or other principal stock exchange on which the CBS Class B Common Stock is then listed) on the date the RSUs are transferred to you, or, if no sales are reported on that date, on the most recent date on which sales were reported.

Sale of Shares of CBS Class B Common Stock.    Upon subsequent sale of the CBS Class B Common Stock, you will realize a capital gain or loss equivalent to the difference between the sale price and your tax basis. Your tax basis in the shares of CBS Class B Common Stock that you receive in the Voluntary Exchange Offer will be equal to the fair market value of the shares at the time the date of transfer.

If the shares are sold or disposed of 12 months after the date of transfer, there will be no tax due on the capital gain provided you do not have a ‘‘substantial shareholding’’. A ‘‘substantial shareholding’’ is defined as one percent or more of the share capital of CBS at any time within the last five years.

If the shares are sold or disposed of within 12 months of the date of transfer, and the aggregate gains are equal to or exceed EUR 512, one-half of the gain derived from sale or disposal is subject to tax. However, if your aggregate gains from the sale of private assets in the relevant year (including half of the gain on the current sale or disposition) are less than EUR 512, and you do not have a substantial shareholding, the gain may still be exempt from tax.

If the shares are sold at a loss, you should consult with your personal tax advisor to determine the applicable tax treatment.

Accrual of Dividend Equivalents.    Prior to vesting, dividends equivalents will accrue on the RSUs each time that CBS pays a cash dividend on outstanding shares of CBS Class B Common Stock. These accrued dividend equivalents will be subject to the same vesting conditions as the underlying RSUs. Accrued dividend equivalents will be paid to you in cash when the underlying RSUs vest and will be forfeited if the underlying RSUs do not vest. The income you receive on receipt of the cash should be taxable as compensation income.

Withholding and Reporting Requirements

Withholding.    At the time you recognize ordinary income due to the vesting and transfer of the RSUs (and accrued dividend equivalents thereon) your employer will withhold income and social tax (if social security earnings ceilings, as applicable, have not been satisfied) with respect to that income, much like the obligation that arises when CBS pays your salary or a bonus. CBS expects to retain a portion of the RSUs that vest in order to satisfy your withholding tax obligation with respect to the vested RSUs. The withholding of CBS Class B shares will be in accordance with the LTMIP and the RSU award certificate, which provides that CBS may deduct or cause to be deducted from, or cause to be collected, any taxes required by law to be withheld or paid with respect to your RSUs. CBS also expects to retain a portion of the cash payment for the accrued dividend equivalents to satisfy your withholding tax obligation in connection with this taxable income. By participating in the Voluntary Exchange Offer, you agree to the above actions to pay withholding taxes.

The income tax withholding may be insufficient to cover your ultimate income tax liability with respect to the vesting of your RSUs. You should consult with your own tax advisor to determine the further tax consequences based on your personal situation for the year in which your RSUs vest and are respectively transferred.

Reporting.    By law CBS Germany has an obligation to report the taxable benefit you recognize, at the date of the taxable event (the date the RSUs are transferred to the participant) to the tax authorities.

Italy

Exchange.    Ernst & Young have advised that the tender of your outstanding eligible stock options in exchange for RSUs should not be considered a taxable exchange for income or social tax purposes in Italy.

Stock Options Generally.    As noted above, your properly tendered eligible stock options will be exchanged for RSUs. So that you are able to compare the tax consequences of RSUs to those of your eligible stock options, we have included the following summary as a reminder of the Italian income and social tax consequences generally applicable to stock options.

You do not realize taxable income upon the grant of a stock option. Upon exercise of your stock options, you will generally recognize ordinary income equal to the difference between the fair market value of the covered shares and the exercise price on the date of exercise. This amount is subject to applicable withholding, and CBS must withhold on the ordinary income you recognize, similar to if you were paid an additional cash bonus.

However, if unvested options granted after January 15, 2000 meet the necessary conditions to be considered ‘‘qualified’’ for Italian tax purposes, you will generally not be subject to tax until the subsequent sale of the shares received upon exercise of the option and Italian social taxes are due.

Grant of RSUs.    You will not have taxable income at the time you receive an award of RSUs.

Vesting of RSUs and Delivery of Shares of CBS Class B Common Stock.    When your RSUs vest, the CBS Class B shares will be delivered to you on the vesting date. You will recognize ordinary income on the vesting date. The amount of ordinary income you recognize will equal the fair market value of the shares that vest. For Italian tax purposes the term ‘‘fair market value’’ shall be defined as the average of the closing market price of CBS Class B Common Stock on each trading day during the one-month period preceding the date on which the award is subject to Italian taxation.

Sale of Shares of CBS Class B Common Stock.    Upon subsequent sale of the CBS Class B Common Stock, you will realize a capital gain or loss equivalent to the difference between the sale price and your tax basis. Your tax basis in the shares of CBS Class B Common Stock that you receive in the Voluntary Exchange Offer will be equal to the fair market value of the shares at the time they vest.

Accrual of Dividend Equivalents.    Prior to vesting, dividends equivalents will accrue on the RSUs each time that CBS pays a cash dividend on outstanding shares of CBS Class B Common Stock. These accrued dividend equivalents will be subject to the same vesting conditions as the underlying RSUs. Accrued dividend equivalents will be paid to you in cash when the underlying RSUs vest and will be forfeited if the underlying RSUs do not vest. The income you receive on receipt of the cash should be taxable as compensation income.

Withholding and Reporting Requirements

Withholding.    At the time you recognize ordinary income due to the vesting of the RSUs (and accrued dividend equivalents thereon) your employer will withhold income and social tax (if social security earnings ceilings, as applicable, have not been satisfied) with respect to that income, much like the obligation that arises when CBS pays your salary or a bonus. CBS expects to retain a portion of the RSUs that vest in order to satisfy your withholding tax obligation with respect to the vested RSUs. The withholding of CBS Class B shares will be in accordance with the LTMIP and the RSU award certificate, which provides that CBS may deduct or cause to be deducted from, or cause to be collected, any taxes required by law to be withheld or paid with respect to your RSUs. CBS also expects to retain a portion of the cash payment for the accrued dividend equivalents to satisfy your withholding tax obligation in connection with this taxable income. By participating in the Voluntary Exchange Offer, you agree to the above actions to pay withholding taxes.

The income tax withholding may be insufficient to cover your ultimate income tax liability with respect to the vesting of your RSUs. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year in which your RSUs vest.

Reporting.    By law CBS Italy has an obligation to report the taxable benefit you recognize (including dividend equivalents paid through payroll), at the date of the taxable event (the date of vesting) to the tax authorities. CBS Italy should report the taxable benefit in the employee’s monthly payslip, and CBS Italy has an annual obligation to file an annual withholding tax return (Form 770). Please consult with your own tax advisor to determine any reporting obligation related to any capital gain or loss subsequent to the sale of the CBS Class B Common Stock.

Mexico

Exchange.    Ernst & Young have advised that the tender of your outstanding eligible stock options in exchange for RSUs should not be considered a taxable exchange for income or social tax purposes in Mexico.

Stock Options Generally.    As noted above, your properly tendered eligible stock options will be exchanged for RSUs. So that you are able to compare the tax consequences of RSUs to those of your eligible stock options, we have included the following summary as a reminder of the Mexican income and social tax consequences generally applicable to stock options.

You do not realize taxable income upon the grant of a stock option. Under new legislation effective, January 1, 2005, upon exercise of your stock options, you will generally recognize salary income equal to the difference between the fair market value of the covered shares and the exercise price on the date of grant. This amount is subject to applicable withholding, and CBS must withhold on the salary income you recognize, similar to if you were paid an additional cash bonus.

The new legislation also includes a transitional rule related to the calculation of the taxable benefit for stock options granted prior to January 1, 2005. Based on this transitional rule, unofficial guidance from the Mexican Tax Authorities and the current regulations, it is Ernst & Young’s opinion that for Mexican income tax purposes, the fair market value of CBS stock at December 31, 2004 should be considered the exercise price for stock options granted prior to January 1, 2005 and that the taxable benefit should not be lower than zero, as no tax reduction can be claimed or carried over. Please note that this transitional rule does not impact the calculation of the taxable benefit for social tax purposes.

Grant of RSUs.    You will not have taxable income at the time you receive an award of RSUs.

Vesting of RSUs and Delivery of Shares of CBS Class B Common Stock.    When your RSUs vest, the CBS Class B shares will be delivered to you. You will recognize ordinary income on the vesting date. The amount of salary income you recognize will equal the fair market value of the shares that vest. CBS intends to determine the fair market value of the shares based on the closing price of the CBS Class B Common Stock on the NYSE (or other principal stock exchange on which the CBS Class B Common Stock is then listed) on the date the RSUs vest or, if no sales are reported on that date, on the most recent date on which sales were reported.

Sale of Shares of CBS Class B Common Stock.    Upon subsequent sale of the CBS Class B Common Stock, you will realize a capital gain or loss equivalent to the difference between the sales price and your tax basis. Your tax basis in the shares of CBS Class B Common Stock that you received from the vesting of the RSUs through the Voluntary Exchange Offer will be equal to the fair market value of the shares at the time they vest. The gain will subject to income tax.

Accrual of Dividend Equivalents.    Prior to vesting, dividends equivalents will accrue on the RSUs each time that CBS pays a cash dividend on outstanding shares of CBS Class B Common Stock. These accrued dividend equivalents will be subject to the same vesting conditions as the underlying RSUs. Accrued dividend equivalents will be paid to you in cash when the underlying RSUs vest and will be forfeited if the underlying RSUs do not vest. The income you receive on receipt of the cash should be taxable as salary income.

Withholding and Reporting Requirements

Withholding.    At the time you recognize salary income due to the vesting of the RSUs (and accrued dividend equivalents thereon) CBS will withhold income and social tax (if social security earnings ceilings, as applicable, have not been satisfied) with respect to that income, much like the obligation that arises when CBS pays your salary or a bonus. CBS expects to retain a portion of the RSUs that vest in order to satisfy your withholding tax obligation with respect to the vested RSUs. The withholding of CBS Class B Shares will be in accordance with the LTMIP and the RSU award certificate, which provides that CBS may deduct or cause to be deducted from, or cause to be collected, any taxes required by law to be withheld or paid with respect to your RSUs. CBS also expects to retain a portion of the cash payment for the accrued dividend equivalents to satisfy your withholding tax obligation in connection with this taxable income. By participating in the Voluntary Exchange Offer, you agree to the above actions to pay withholding taxes.

The income tax withholding may be insufficient to cover your ultimate income tax liability with respect to the vesting of your RSUs. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year in which your RSUs vest.

Reporting.    By law, CBS Mexico is required to report the taxable benefit at the year end through an annual informative return of salaries paid (Form 30).

Please also consult with your personal tax advisor on how to report any sales of CBS stock.

The Netherlands

Exchange.    Ernst & Young have advised that the tender of your outstanding eligible stock options in exchange for RSUs is likely to be considered as a taxable exchange for income or social tax purposes in the Netherlands. Your tax liability depends on the tax treatment of the stock options exchanged.

Stock Options Generally.    As noted above, your properly tendered eligible stock options will be exchanged for RSUs. So that you are able to compare the tax consequences of RSUs to those of your eligible stock options, we have included the following summary as a reminder of the Dutch income and social tax consequences generally applicable to stock options.

You do not realize taxable income upon the grant of a stock option.

Specific taxation rules apply in the Netherlands determined by when your option was granted to you.

Options granted as of January 1, 2005 and options (first) vesting as of January 1, 2005 become taxable at exercise.

For options granted as of December 28, 2000 (and certain options granted prior to that date), you will have chosen whether to be taxed for income tax purposes (a) on the date the options become unconditional, with a second taxable moment occurring if the stock options are exercised within 3 years of the date of grant, or (b) on the date of exercise. However, certain types of social tax, including Employee Insurance Contributions, cannot be deferred.

For options granted between June 26, 1998 until December 28, 2000, tax is due on vesting and a second taxable moment occurs if the options are exercised within three years of the date of grant.

For options granted prior to June 26, 1998 special rules could be applied if certain requirements were met. Also transitional rules should be taken into account.

Grant of RSUs.    You will not have taxable income at the time you receive an award of RSUs.

Vesting of RSUs and Delivery of Shares of CBS Class B Common Stock.    When your RSUs vest, the CBS Class B shares will be delivered to you. You will recognize ordinary income on the vesting date. The amount of ordinary income you recognize will equal the fair market value of the shares that vest. Depending on the terms of the stock option exchange, there may be some ability to offset an amount equal to the Fair Market Value of the options on the date of exchange.

CBS intends to determine the fair market value of the shares based on the closing price of the CBS Class B Common Stock on the NYSE (or other principal stock exchange on which the CBS Class B Common Stock is then listed) on the date the RSUs vest or, if no sales are reported on that date, on the most recent date on which sales were reported

Sale of Shares of CBS Class B Common Stock.    Upon subsequent sale of the CBS Class B Common Stock, you will realize a capital gain or loss equivalent to the difference between the sale price and your tax basis. Your tax basis in the shares of CBS Class B Common Stock that you receive in the Voluntary Exchange Offer will be equal to the fair market value of the shares at the time they vest.

Based on the assumption that you do not have a substantial interest in CBS (i.e., at least 5% of any class of shares), there is no tax due upon the sale of CBS Class B Common Stock acquired on the vesting of the RSUs.

Accrual of Dividend Equivalents.    Prior to vesting, dividends equivalents will accrue on the RSUs each time that CBS pays a cash dividend on outstanding shares of CBS Class B Common Stock. These accrued dividend equivalents will be subject to the same vesting conditions as the underlying

RSUs. Accrued dividend equivalents will be paid to you in cash when the underlying RSUs vest and will be forfeited if the underlying RSUs do not vest. The income you receive on receipt of the cash should be taxable as compensation income.

Withholding and Reporting Requirements

Withholding.    At the time you recognize ordinary income due to the vesting of the RSUs (and accrued dividend equivalents thereon), your employer will withhold income and social tax (if social security earnings ceilings, as applicable, have not been satisfied) with respect to that income, much like the obligation that arises when CBS pays your salary or a bonus. CBS expects to retain a portion of the RSUs that vest in order to satisfy your withholding tax obligation with respect to the vested RSUs. The withholding of CBS Class B Shares will be in accordance with the LTMIP and the RSU award certificate, which provides that CBS may deduct or cause to be deducted from, or cause to be collected, any taxes required by law to be withheld or paid with respect to your RSUs. CBS also expects to retain a portion of the cash payment for the accrued dividend equivalents to satisfy your withholding tax obligation in connection with this taxable income. By participating in the Voluntary Exchange Offer, you agree to the above actions to pay withholding taxes.

The income tax withholding may be insufficient to cover your ultimate income tax liability with respect to the vesting of your RSUs. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year in which your RSUs vest.

Reporting.    By law, CBS Netherlands has an obligation to report the taxable benefit you recognize at the date of the taxable event (the date of vesting) to the tax authorities.

United Kingdom

Exchange.    Ernst & Young have advised that the tender of your outstanding eligible stock options in exchange for RSUs should not be considered a taxable exchange for income or social tax purposes in the U.K. This is on the basis that you are U.K. tax resident (resident and ordinarily resident) at the date of the grant of the option, at the date of exchange, and thereafter until the date of vesting.

Stock Options Generally.    As noted above, your properly tendered eligible stock options will be exchanged for RSUs. So that you are able to compare the tax consequences of RSUs to those of your eligible stock options, we have included the following summary as a reminder of the U.K. income and social tax consequences generally applicable to stock options.

You do not realize taxable income upon the grant of a stock option. Upon exercise of your stock options, you will generally recognize ordinary income equal to the difference between the fair market value of the covered shares and the exercise price on the date of exercise. This amount is subject to applicable withholding and social security, and CBS must withhold on the income you recognize, similar to if you were paid an additional cash bonus.

Grant of RSUs.    You will not have taxable income at the time you receive an award of RSUs.

Vesting of RSUs and Delivery of Shares of CBS Class B Common Stock.    When your RSUs vest, the CBS Class B shares will be delivered to you. You will normally recognize ordinary income on the vesting date. The amount of ordinary income you recognize will equal the fair market value of the shares that vest. CBS intends to determine the fair market value of the shares based on the closing price of the CBS Class B Common Stock on the NYSE (or other principal stock exchange on which the CBS Class B Common Stock is then listed) on the date the RSUs vest or, if no sales are reported on that date, on the most recent date on which sales were reported.

Sale of Shares of CBS Class B Common Stock.    Upon subsequent sale of the CBS Class B Common Stock, you will realize a capital gain or loss equivalent to the difference between the sale price and your tax basis. Your tax basis in the shares of CBS Class B Common Stock that you receive in the Voluntary Exchange Offer will be equal to the fair market value of the shares at the time they vest.

A deduction may be allowed for costs of sale, e.g., broker’s fees.

These shares may also qualify for taper relief which reduces the amount of your chargeable gain. The amount of taper relief will depend on whether the shares qualify as a business asset or a non-business asset and increases with the length of ownership. Ownership commences on the date the units are converted to shares of CBS Class B Common Stock. Share acquired through employment are normally regarded as business assets as long as you remain an employee of the company. The way taper relief works can be complicated, particularly in respect of the share identification rules. You are therefore advised to speak to your independent financial advisor before you dispose of any shares.

You may also be able to use your annual exemption (of, currently, £8,800 per annum) to reduce your chargeable gain. The highest marginal rate of capital gains tax is currently 40%.

Accrual of Dividend Equivalents.    Prior to vesting, dividends equivalents will accrue on the RSUs each time that CBS pays a cash dividend on outstanding shares of CBS Class B Common Stock. These accrued dividend equivalents will be subject to the same vesting conditions as the underlying RSUs. Accrued dividend equivalents will be paid to you in cash when the underlying RSUs vest and will be forfeited if the underlying RSUs do not vest. The income you receive on receipt of the cash should be taxable as compensation income.

Withholding and Reporting Requirements

Withholding.    At the time you recognize ordinary income due to the vesting of the RSUs (and accrued dividend equivalents thereon) your employer will withhold income and social tax with respect to that income, much like the obligation that arises when CBS pays your salary or a bonus. This will represent the highest slice of your income and will be taxed at the appropriate marginal rate of tax.

CBS expects to retain a portion of the shares you acquire when your RSUs vest in order to satisfy your withholding tax obligation with respect to the vested RSUs. The withholding of CBS Class B Shares will be in accordance with the LTMIP and the RSU award certificate, which provides that CBS may deduct or cause to be deducted from, or cause to be collected, any taxes required by law to be withheld or paid with respect to your RSUs. CBS also expects to retain a portion of the cash payment for the accrued dividend equivalents to satisfy your withholding tax obligation in connection with this taxable income. By participating in the Voluntary Exchange Offer, you agree to the above actions to pay withholding taxes.

Reporting.    By law, CBS UK has an obligation to report the exchange of your options to RSUs (and consequently your RSU awards) and the taxable benefit you recognize, at the date of the taxable event (the date of vesting) to the tax authorities. The employer must report the taxable income from the RSUs and dividend equivalents to the local tax authorities in the usual year-end reports.

General

If you are subject to both United States income tax and to tax in another country, or if you are subject to taxation in more than one jurisdiction outside the United States, your tax consequences may differ from, and may be more adverse to you than, the tax consequences described in the foregoing Sections 13 and 14 of this Offer to Exchange. In all cases, we recommend that you consult a professional tax advisor to determine the tax consequences of your participation in the Voluntary Exchange Offer.

15.    Extension of Voluntary Exchange Offer; Termination; Amendment.

At any time and from time to time, CBS may extend the period of time during which the Voluntary Exchange Offer is open and delay accepting any eligible options properly tendered for exchange by publicly announcing the extension and giving notice of the extension to eligible employees. If we extend the Voluntary Exchange Offer beyond May 31, 2006, we will announce the extension by press release no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration of the Voluntary Exchange Offer.

We expressly reserve the right, in our sole discretion, to terminate or amend the Voluntary Exchange Offer upon the occurrence of any of the conditions specified in Section 6 of this Offer to Exchange, by giving notice thereof to eligible employees, including by means of a public announcement thereof. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return any eligible options properly tendered promptly after we terminate or withdraw the Voluntary Exchange Offer.

In addition, as long as we comply with applicable law, we may amend the Voluntary Exchange Offer in any way, including by revising the value we attribute to any of your eligible options or by amending the consideration you will receive in exchange for the eligible options you properly tender.

If we materially change the terms of the Voluntary Exchange Offer or the information about the Voluntary Exchange Offer, or if we waive a material condition of the Voluntary Exchange Offer, we will extend the Voluntary Exchange Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Securities Exchange Act of 1934, as amended, and will notify eligible employees (such notice may be by press release or company announcement). Under these rules, the minimum period the Voluntary Exchange Offer must remain open, following material changes in the terms of the Voluntary Exchange Offer or in the information about the Voluntary Exchange Offer, will depend on the facts and circumstances.

If we extend the Voluntary Exchange Offer beyond May 31, 2006, your in-the-money stock options that are considered ‘‘incentive stock options’’ for United States federal income tax purposes will no longer be considered eligible options for purposes of the Voluntary Exchange Offer. See Section 13 of this Offer to Exchange.

16.    Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person to solicit tenders of options pursuant to the Voluntary Exchange Offer.

CBS has retained Ernst & Young to provide information and certain services to eligible employees in connection with the Voluntary Exchange Offer. CBS has agreed to pay Ernst & Young reasonable and customary compensation for providing such services. CBS has also agreed to reimburse Ernst & Young for its direct out-of-pocket expenses, excluding fees and expenses of legal counsel. The liability of Ernst & Young in connection with the performance of its services or its engagement will be limited to the fees actually paid by CBS to Ernst & Young, except in the event of Ernst & Young's bad faith, willful misconduct or gross negligence.

17.    Additional Information.

CBS has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Voluntary Exchange Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. CBS recommends that you review the Schedule TO, including its exhibits, and the following materials, which CBS has filed with the SEC, before making a decision on whether to tender your eligible options:

(a)    CBS’s Annual Report on Form 10-K for the year ended December 31, 2005;

(b)    CBS's Proxy Statement for the 2006 Annual Meeting of Stockholders, filed with the SEC April 14, 2006;

(c)    the description of CBS capital stock contained in CBS’s registration statement on Form S-3, filed with the SEC on February 1, 2006, including all amendments or reports updating this description; and

(d)    CBS’s Reports on Form 8-K, filed March 17, 2006, April 5, 2006 and April 26, 2006.

CBS incorporates by reference the foregoing documents and any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Offer to Exchange and the expiration of the Voluntary Exchange Offer.

CBS’s filings are also available to the public through the SEC’s internet site at http://www.sec.gov. In addition, you may read and copy these filings, and CBS’s other annual, quarterly and current reports, its proxy statements and its other SEC filings, at the Securities and Exchange Commission’s public reference room:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

CBS will provide, without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which CBS has referred you (other than exhibits). Requests should be directed to your local Human Resources representative.

As you read the documents listed in this Section 17, you may find some inconsistencies in the information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about CBS should be read together with the information contained in the documents to which CBS has referred you.

18.    Forward-Looking Statements.

Your decision whether or not to participate in the Voluntary Exchange Offer should take into account the factors described in this Offer to Exchange as well as the various risks inherent in our business. We have described risks, including risks concerning CBS, in the information we have incorporated by reference into this Offer to Exchange.

This Offer to Exchange and the documents incorporated by reference into this Offer to Exchange contain both historical and forward-looking statements. These forward-looking statements generally can be identified by the use of statements that include words such as ‘‘believe’’, ‘‘expect’’, ‘‘anticipate’’, ‘‘intend,’’ ‘‘plan,’’ ‘‘foresee,’’ ‘‘likely,’’ ‘‘will’’ or other similar words or phrases. Similarly, statements that describe CBS’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause CBS’s actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. More information about risks, uncertainties and factors is included in CBS's filings with the SEC including, but not limited, to the Annual Report. There may be additional risks, uncertainties and factors that CBS does not currently view as material or that are not necessarily known. CBS cannot make any assurance that projected results or events will be achieved. The forward-looking statements included in this Offer to Exchange or in any of the documents that are incorporated by reference in this Offer to Exchange are only made as of the date of this Offer to Exchange or the respective incorporated document. CBS expressly disclaims any intent or obligation to update any forward-looking statement to reflect subsequent events or circumstances.

19.    Miscellaneous.

CBS is not aware of any jurisdiction where the making of the Voluntary Exchange Offer is not in compliance with applicable law. If CBS becomes aware of any jurisdiction where the making of the Voluntary Exchange Offer is not in compliance with any valid applicable law, CBS will make a good faith effort to comply with such law. If, after such good faith effort, CBS cannot comply with such law, the Voluntary Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE VOLUNTARY EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE AUTHORIZED ERNST & YOUNG TO PROVIDE CERTAIN SERVICES IN CONNECTION WITH THE VOLUNTARY EXCHANGE OFFER, BUT WE HAVE NOT AUTHORIZED ERNST & YOUNG OR ANY OTHER PERSON TO PROVIDE FINANCIAL PLANNING SERVICES TO ELIGIBLE EMPLOYEES OR TO MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE VOLUNTARY EXCHANGE OFFER. IF ANYONE MAKES ANY SUCH RECOMMENDATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US.

CBS CORPORATION

May 3, 2006

SCHEDULE A

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the directors and executive officers of CBS as of May 3, 2006. Non-employee directors are not eligible to participate in the Voluntary Exchange Offer.

Name	Positions and Offices Held

Sumner M. Redstone	Executive Chairman of the Board of Directors and Founder

Leslie Moonves	President and Chief Executive Officer and Director

Anthony G. Ambrosio	Executive Vice President, Human Resources and Administration

Louis J. Briskman	Executive Vice President and General Counsel

Carl D. Folta	Executive Vice President, Office of the Chairman

Martin D. Franks	Executive Vice President, Planning, Policy and Government Relations

Susan C. Gordon	Senior Vice President, Controller and Chief Accounting Officer

Joseph R. Ianniello	Senior Vice President, Finance and Treasurer

Richard M. Jones	Senior Vice President and General Tax Counsel

Fredric G. Reynolds	Executive Vice President and Chief Financial Officer

Gil Schwartz	Executive Vice President, Corporate Communications

Martin M. Shea	Executive Vice President, Investor Relations

Angeline C. Straka	Senior Vice President, Deputy General Counsel and Secretary

David R. Andelman	Director

Joseph A. Califano, Jr.	Director

William S. Cohen	Director

Philippe P. Dauman	Director

Charles K. Gifford	Director

Bruce S. Gordon	Director

Shari Redstone	Vice Chair of the Board of Directors

Ann N. Reese	Director

Judith A. Sprieser	Director

Robert D. Walter	Director

All of the individuals listed above may be contacted at CBS Corporation, 51 West 52nd Street, New York, NY 10019, tel: (212) 975-4321.

A-1

SCHEDULE B

SUMMARY OF TERMS AND CONDITIONS OF ELIGIBLE OPTIONS

SCHEDULE B

SUMMARY OF TERMS AND CONDITIONS OF ELIGIBLE OPTIONS

The following chart summarizes certain terms and conditions of most eligible options. The chart is intended to be a general summary only. The chart does not summarize all terms and conditions of options, and your eligible options may have different terms and conditions than the options summarized in the chart. With respect to your eligible options, the chart is qualified in its entirety by reference to all provisions of the applicable plan and related grant documentation, including the agreements and/or notices evidencing your stock option grants. We strongly urge you to review the terms of the applicable plan and all grant documentation related to your eligible options before determining whether or not to participate in the offer. Only the applicable plan and grant documentation contain the specific terms and conditions of your eligible options.

Fund the Future1

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
Holding Period. There is a three-year holding period following the date of grant before options may be exercised.

Portability. Based on years of service, options become portable. Options become fully portable upon completion of three years of service with CBS or its subsidiaries or upon death or termination due to disability.

Options generally are governed by the following provisions upon termination of service, which provisions appear in the Fund the Future Stock Option Program Booklet:

Resignation or Termination without Cause other than due to Death or Disability. To the extent portable, options remain outstanding until the later of (i) the third anniversary of termination of service and (ii) June 30th following the expiration of the option holding period.

Termination due to Retirement. To the extent portable, options remain outstanding until the business day before the 10th anniversary of the date of grant.

Termination due to Disability or Death. All options become portable and remain outstanding until the business day before the 10th anniversary of the date of grant.

Termination for Cause. Options terminate immediately.

	No option may be exercised after the business day before the 10th anniversary of the date of grant. No option may be exercised prior to the expiration of the three-year holding period that commences on the date of grant.	In the event of a Change in Control (as defined from time to time for purposes of the Fund the Future Program), CBS may cancel options in exchange for a cash payment, determined in accordance with the terms and conditions of the stock option grant.	Options are not transferable or assignable except by will or the applicable laws of descent and distribution.

1	Fund the Future stock option awards were granted under one of the following equity compensation plans: the CBS Corporation 2004 Long-Term Management Incentive Plan, the Former Viacom 2000 Long-Term Management Incentive Plan, the Infinity Broadcasting 1999 Long-Term Incentive Plan, the Infinity Broadcasting 1998 Long-Term Incentive Plan, the CBS Corporation 1993 Long-Term Incentive Plan, and the CBS Corporation 1991 Long-Term Incentive Plan.

Share the Vision2

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
Stock option awards covering fewer than 500 shares are fully exercisable on the date of grant.

Stock option awards covering 500 shares or more become exercisable over three years, subject to continued service.

Stock option awards granted prior to 2000 may become exercisable in accordance with a different schedule, but those awards currently are fully exercisable.	See the disclosure below for the plan under which the Share the Vision stock option award was granted.	See the disclosure below for the plan under which the Share the Vision stock option award was granted.	See the disclosure below for the plan under which the Share the Vision stock option award was granted.

2	Share the Vision stock option awards were granted under one of the following equity compensation plans: the CBS Corporation 2004 Long-Term Management Incentive Plan, the Former Viacom 2000 Long-Term Management Incentive Plan, the CBS Corporation 1993 Long-Term Incentive Plan, and the CBS Corporation 1991 Long-Term Incentive Plan.

CBS Corporation 2004 Long-Term Management Incentive Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
As determined by the plan administrator; the schedule for exercisability is set forth in the applicable option agreement.	Voluntary Resignation or Termination without Cause. To the extent exercisable, and unless determined otherwise by the plan administrator, options remain exercisable for six months after the date of resignation or termination.

Termination due to Retirement or Permanent Disability. To the extent exercisable, and unless determined otherwise by the plan administrator, options remain exercisable for three years following the date of retirement or onset of disability.

Termination due to Death. To the extent exercisable, and unless determined otherwise by the plan administrator, options remain exercisable for two years following the date of death.

Termination for Cause. Unless determined otherwise by the plan administrator, all outstanding options terminate immediately.

	No option may be exercised after the expiration of its term.	No change in control provision.	Rights with respect to options are not transferable, except by will or the laws of descent and distribution, or as permitted by the plan administrator.

Former Viacom 2000 Long-Term Management Incentive Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
As determined by the plan administrator; the schedule for exercisability is set forth in the applicable option agreement.	Voluntary Resignation or Termination without Cause. To the extent exercisable, options remain exercisable for six months after the date of resignation or termination, subject to a longer period at the plan administrator’s discretion.

Termination due to Retirement. To the extent exercisable, options remain exercisable following termination for two years if granted prior to January 31, 2001, and for three years if granted on or after January 31, 2001, subject to a longer period at the plan administrator’s discretion.

Termination due to Permanent Disability. To the extent exercisable upon the date of onset of disability, options remain exercisable, following the date of onset of disability, for one year if granted prior to January 31, 2001, and for three years if granted on or after January 31, 2001, subject to a longer period at the plan administrator’s discretion.

Termination due to Death. To the extent exercisable, options remain exercisable, following the date of death, for one year if granted prior to January 31, 2001, and for two years if granted on or after January 31, 2001, subject to a longer period at the plan administrator’s discretion.

Termination for Cause. Unless the plan administrator determines otherwise, all outstanding options terminate immediately.

	No option may be exercised after the expiration of its term.	No change in control provision.	Rights with respect to options are not transferable, except by will or the laws of descent and distribution, or, in the case of nonqualified stock options, and subject to approval of the plan administrator, to family members or trusts benefiting family members.

Former Viacom 1997 Long-Term Management Incentive Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
As determined by the plan administrator; the schedule for exercisability is set forth in the applicable option agreement.	Voluntary Resignation or Termination without Cause. To the extent exercisable, options remain exercisable for six months after the date of resignation or termination, subject to a longer period at the plan administrator’s discretion.

Termination due to Retirement. To the extent exercisable, options remain exercisable, following termination, for six months if granted prior to August 1, 1999, and for two years if granted on or after August 1, 1999, subject to a longer period at the plan administrator’s discretion.

Termination due to Death. To the extent exercisable, options remain exercisable for one year following the date of death, subject to a longer period at the plan administrator’s discretion.

Termination due to Permanent Disability. To the extent exercisable, options remain exercisable for one year following the date of onset of disability, subject to a longer period, not to exceed two years, at the plan administrator’s discretion.

Termination for Cause. Unless the plan administrator determines otherwise, all outstanding options terminate immediately.

	No option may be exercised after the expiration of its term.	No change in control provision.	Rights with respect to options are not transferable, except by will or the laws of descent and distribution, or, in the case of nonqualified stock options, and subject to approval of the plan administrator, to family members or trusts benefiting family members.

Former Viacom 1994 Long-Term Management Incentive Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
As determined by the plan administrator; the schedule for exercisability is set forth in the applicable option agreement.	Voluntary Resignation or Termination without Cause or due to Retirement. To the extent exercisable, options remain exercisable for three months after the date of resignation or termination, subject to a greater period (but no longer than the later of six months following the date of termination, or two years following the date of grant) at the plan administrator’s discretion.

Termination due to Death. To the extent exercisable, options remain exercisable for one year following the date of death, subject to a longer period at the plan administrator’s discretion.

Termination due to Permanent Disability. To the extent exercisable, options remain exercisable for one year following the date of onset of disability, subject to a longer period, not to exceed two years, at the plan administrator’s discretion.

Termination for Cause. Unless the plan administrator determines otherwise, all outstanding options terminate immediately.

	No option may be exercised after the expiration of its term.	In the event of certain change of control transactions as described in the Plan, outstanding options will be assumed, substituted, accelerated, or cashed-out, or the plan administrator will take such other action as deemed necessary to preserve the optionholder’s benefits. In the event of any other transaction involving corporate restructuring not specifically described in the Plan, the plan administrator will take such action as deemed appropriate to preserve the optionholder’s benefits.	Rights with respect to options are not transferable, except by will or the laws of descent and distribution.

CBS Corporation 1993 Long-Term Incentive Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
As determined by the plan administrator; the schedule for exercisability is set forth in the applicable option agreement.	Options generally are governed by the following provisions upon termination of service, which provisions may be found in the applicable award agreement:

Termination due to Death. Unless the plan administrator determines otherwise, outstanding options become exercisable immediately and remain exercisable for two years.

Termination due to Retirement or Disability. Unless the plan administrator determines otherwise, to the extent then exercisable, options remain exercisable until their expiration date, and, in the event of death following such a termination, exercisable options remain exercisable for two years after the date of death. Unless the plan administrator determines otherwise, options not exercisable terminate immediately.

Involuntary Termination other than for Cause. Unless the plan administrator determines otherwise, to the extent exercisable, options remain exercisable for 90 days, subject to a longer period at the plan administrator’s discretion. Unless the plan administrator determines otherwise, options not exercisable terminate immediately.

Voluntary Resignation or Termination for any other Reason. Unless the plan administrator determines otherwise, outstanding options terminate immediately.

	No option may be exercised after the expiration of its term.	In the event of a Change in Control (as defined in the Plan), options granted prior to July 28, 1999 become immediately exercisable if so provided in the applicable option agreement. A Change in Control will have no effect on options granted on or after July 28, 1999 unless otherwise provided in the applicable stock option agreement or determined by the plan administrator.	Options are not transferable, except by will or the laws of descent and distribution, or, if permitted by the company, to a properly designated individual in the event of death. Notwithstanding the foregoing, the plan administrator may permit the transfer of nonstatutory stock options to a limited group of permissible transferees.

CBS Corporation 1991 Long-Term Incentive Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
As determined by the plan administrator; the schedule for exercisability is set forth in the applicable option agreement.	Options generally are governed by the following provisions upon termination of service, which provisions may be found in the applicable award agreement:

Termination due to Death. Unless the plan administrator determines otherwise, outstanding options become exercisable immediately and remain exercisable for two years.

Termination due to Retirement or Disability. Unless the plan administrator determines otherwise, to the extent then exercisable, options remain exercisable until their expiration date, and, in the event of death following such a termination, exercisable options remain exercisable for two years after the date of death. Unless the plan administrator determines otherwise, options not exercisable terminate immediately.

Involuntary Termination other than for Cause. Unless the plan administrator determines otherwise, to the extent exercisable, options remain exercisable for 90 days, subject to a longer period at the plan administrator’s discretion. Unless the plan administrator determines otherwise, options not exercisable terminate immediately.

Voluntary Resignation or Termination for any other Reason. Unless the plan administrator determines otherwise, outstanding options terminate immediately.

	No option may be exercised after the expiration of its term.	In the event of a Change in Control (as defined in the Plan), options granted prior to July 28, 1999 become immediately exercisable if so provided in the applicable option agreement. A Change in Control will have no effect on options granted on or after July 28, 1999, unless otherwise provided in the applicable stock option agreement or determined by the plan administrator.	Options are not transferable, except by will or the laws of descent and distribution, or, if permitted by the company, to a properly designated individual in the event of death.

Infinity Broadcasting 1999 Long-Term Incentive Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
As determined by the plan administrator; the schedule for exercisability is set forth in the applicable option agreement.	Options generally are governed by the following provisions upon termination of service, which provisions may be found in the applicable award agreement:

Termination due to Retirement. Unless the plan administrator determines otherwise, to the extent then exercisable, options remain exercisable for one year following the termination; in the event of death following such a termination, exercisable options remain exercisable until the earlier of the end of the one-year post-employment exercise period, or 90 days, subject to a longer period at the plan administrator’s discretion. Unless the plan administrator determines otherwise, options not exercisable terminate immediately.

Termination due to Death, Disability, or Involuntary Termination other than for Cause. Unless the plan administrator determines otherwise, to the extent exercisable, options remain exercisable for 90 days, subject to a longer period at the plan administrator’s discretion. Unless the plan administrator determines otherwise, options not exercisable terminate immediately.

Voluntary Resignation or Termination for any other Reason. Unless the plan administrator determines otherwise, outstanding options terminate immediately.

	No option may be exercised after the expiration of its term.	In the event of a Change in Control (as defined in the Plan), outstanding options become immediately exercisable, if so provided in the applicable option agreement.	Options are not transferable, except by will or the laws of descent and distribution, or, if permitted by the company, to a properly designated individual in the event of death.

Infinity Broadcasting 1998 Long-Term Incentive Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
As determined by the plan administrator; the schedule for exercisability is set forth in the applicable option agreement.	Options generally are governed by the following provisions upon termination of service, which provisions may be found in the applicable award agreement:

Termination due to Retirement. Unless the plan administrator determines otherwise, to the extent then exercisable, options remain exercisable for one year following the termination; in the event of death following such a termination, exercisable options remain exercisable until the earlier of the end of the one-year post-employment exercise period, or 90 days, subject to a longer period at the plan administrator’s discretion. Unless the plan administrator determines otherwise, options not exercisable terminate immediately.

Termination due to Death, Disability, or Involuntary Termination other than for Cause. Unless the plan administrator determines otherwise, to the extent exercisable, options remain exercisable for 90 days, subject to a longer period at the plan administrator’s discretion. Unless the plan administrator determines otherwise, options not exercisable terminate immediately.

Voluntary Resignation or Termination for any other Reason. Unless the plan administrator determines otherwise, outstanding options terminate immediately.

	No option may be exercised after the expiration of its term.	In the event of a Change in Control (as defined in the Plan), outstanding options become immediately exercisable if so provided in the option agreement. Options granted in February 1999 become immediately exercisable and, at the discretion of the company, may be cashed out, upon a Change in Control. Options granted in January 2000, or after May 3, 2000, may, at the discretion of the company, be cashed out upon a Change in Control.	Options are not transferable, except by will, the laws of descent and distribution, or to a properly designated individual in the event of death. Notwithstanding the foregoing, the plan administrator may permit the transfer of nonstatutory stock options to a limited group of permissible transferees.

Amended and Restated Infinity Broadcasting Corporation Stock Option Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
As determined by the plan administrator; the schedule for exercisability is set forth in the applicable option agreement.	Voluntary Resignation or Termination other than due to Disability or Death. Unless otherwise provided in the applicable option agreement, to the extent exercisable, options remain exercisable for 30 days.

Termination due to Disability or Death. Unless otherwise provided in the applicable option agreement, to the extent exercisable, options remain exercisable for three months.

Unless otherwise provided in the applicable option agreement, upon death subsequent to a termination, to the extent then exercisable, options remain exercisable for three months.

	No option may be exercised after the expiration of its term.	Upon a merger or consolidation of the company, or sale of all or substantially all of the company’s assets (a ‘‘Change in Control’’), options will be deemed to represent the right to receive the consideration the optionholder would receive had the option been an outstanding share prior to the Change in Control.	Options are not transferable except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order.

King World Productions, Inc. 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
As determined by the plan administrator; the schedule for exercisability is set forth in the applicable option agreement.	Resignation or Termination other than due to Death or Disability. Unless otherwise determined by the plan administrator, to the extent exercisable, incentive stock options remain exercisable for one month. Nonqualified stock options generally may be exercised for the period provided by the plan administrator in the option agreement.

Termination due to Disability or Death. Unless otherwise determined by the plan administrator, to the extent exercisable, incentive stock options remain exercisable for one year. Nonqualified stock options generally may be exercised for the period provided by the plan administrator in the option agreement.

In the event of death occurring:
    (i) within one month of termination other than due to disability, or
    (ii) within one year of termination due to disability, then, unless otherwise determined by the plan administrator, to the extent exercisable, incentive stock options remain exercisable for one year after death.

	No option may be exercised after the expiration of its term.	No change in control provision.	Options are not transferable except by will or the laws of descent and distribution.

King World Productions, Inc. and Subsidiaries Salesforce Bonus Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
Options become exercisable at the rate of 20% on each of the first three anniversaries, and 40% on the fifth anniversary, of the date of grant.	Resignation or Termination other than due to Death or Disability. To the extent exercisable, options remain exercisable for a period of one month.

Termination due to Disability or Death. To the extent exercisable, options remain exercisable for one year.

In the event of death occurring:
    (i) within one month of termination other than due to disability, or
    (ii) within one year of termination due to disability, then, to the extent exercisable, options remain exercisable for one year after death.

	No option may be exercised after the expiration of its term.	No change in control provision.	Options are not transferable except by will or the laws of descent and distribution.

King World Productions, Inc. Stand Alone Stock Option Agreements (as of September 16, 1998 and September 15, 1999)

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
Fully exercisable on the date of grant.	Termination due to Death or the Termination of the Harpo Agreement other than for Breach by Harpo. In the event of death, or if the Agreement between Harpo, Inc. and King World Productions, Inc. dated 1/30/87, as subsequently amended (the ‘‘Harpo Agreement’’), terminates for any reason other than material breach by Harpo, options remain exercisable for nine months.

Termination due to the Termination of Harpo Agreement for Breach by Harpo. In the event of termination of the Harpo Agreement due to material breach by Harpo, all options terminate.

In the event King World exercises its rights pursuant to paragraph 17 or 18 of the Harpo Agreement, and the term of the Harpo Agreement is suspended, exercisability of options will be suspended during the same period.

	No option may be exercised after the expiration of its term.	No change in control provision.	Rights with respect to options are not transferable except by will or the laws of descent and distribution.

Outdoor Systems, Inc. 1996 Omnibus Plan

Conditions to Exercisability	Termination of Service	Change in Control	Transferability of Options
As determined by the plan administrator; the schedule for exercisability is set forth in the applicable option agreement.	Resignation or Termination without Cause other than due to Death or Disability. Unless otherwise provided in the option agreement, to the extent exercisable, options remain exercisable for a period of 31 days.

Termination due to Retirement. Unless otherwise provided in the option agreement, to the extent exercisable, incentive stock options remain exercisable for three months, and nonqualified stock options remain exercisable for six months.

Termination due to Disability or Death. Unless otherwise provided in the option agreement, to the extent exercisable, options remain exercisable for one year.

Unless otherwise provided in the option agreement, in the event of death occurring:
    (i) following retirement, if death occurs within the applicable post-retirement exercise period, or
    (ii) within one year of termination due to disability, then, to the extent exercisable, options remain exercisable for one year after death.

Termination for Cause. Unless otherwise provided in the option agreement, options terminate immediately.

No option may be exercised after the expiration of its term.	In the event of a Change in Control (as defined in the Plan), outstanding options become immediately exercisable. In connection with a Change of Control, the plan administrator may force awards to be cashed-out.

		In the event of the merger or consolidation of the company or a sale of all or substantially all of the company’s assets, the company may provide that outstanding options be assumed, substituted, accelerated, cashed-out, or terminated unless exercised within a certain period.	Rights with respect to options are not transferable except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order.

SCHEDULE C

CBS Corporation

2004 Long-Term Management Incentive Plan

Form of
Award Certificate for Restricted Shares
Issued in Connection with the Voluntary Exchange Offer

ARTICLE I

TERMS OF RESTRICTED SHARES

Section 1.1    Grant of Restricted Shares. CBS Corporation, a Delaware corporation (the ‘‘Company’’), has awarded the Participant restricted shares of Class B Common Stock (the ‘‘Restricted Shares’’) under the CBS Corporation 2004 Long-Term Management Incentive Plan, as amended from time to time through the Date of Grant (as defined below) (the ‘‘Plan’’). The Restricted Shares have been awarded to the Participant in connection with the Company’s voluntary exchange offer commenced on May 3, 2006 (the ‘‘Voluntary Exchange Offer’’) in exchange for eligible stock options tendered to the Company by the Participant pursuant to the Voluntary Exchange Offer and are subject to these Terms and Conditions (the ‘‘Certificate’’) and the Plan, the terms of which are hereby incorporated by reference. A copy of the Plan has been or is being provided to the Participant. Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Plan.

Section 1.2    Terms of Restricted Shares.

(a)    Vesting.    Subject to the other terms and conditions contained in the Certificate and in the Plan, the Restricted Shares shall vest in two equal installments on the second and third anniversaries of June 1, 2006 (the ‘‘Date of Grant’’). Any fractional shares resulting from the application of the foregoing vesting schedule will be aggregated and will vest on the second anniversary of the Date of Grant. Each portion of the Restricted Shares will vest only if the Participant remains in continuous employment with the Company or one of its Subsidiaries through the applicable vesting date. In accordance with and subject to Section 1.2(d) below, in the event of the Participant’s termination of employment for any reason, unvested Restricted Shares shall be forfeited to the Company.

(b)    Custody.    Effective as of the Date of Grant, the Participant will be the record holder of the Restricted Shares, and such Restricted Shares will be registered in the Participant’s name on the books and records maintained for the Company by the transfer agent for the Class B Common Stock (currently The Bank of New York). Upon vesting of any Restricted Shares, the Participant’s vested shares (less shares withheld to satisfy withholding tax obligations) will be transferred to the Participant’s equity compensation account maintained with Smith Barney (or its successor as service provider to the Company’s equity compensation plans). Following such transfer, the Participant may direct Smith Barney (or its successor) to sell some or all of such shares, may leave such shares in such equity compensation account or may transfer them to an account that the Participant maintains with a bank or broker by following the instructions made available to the Participant by the Company.

(c)    Dividend Accruals.    During the period between the Date of Grant and the date that any Restricted Shares vest, Restricted Shares will accrue dividends whenever the Company pays a cash dividend on the outstanding shares of Class B Common Stock. Such accrued dividends will be subject to the same vesting conditions as the underlying Restricted Shares on which the dividends were accrued. The Company shall credit the accrual of the dividends on unvested Restricted Shares to the Participant’s account at such time and in such manner as determined by the Committee, in its sole discretion. The Company shall maintain a bookkeeping record with respect to the amount of the dividends credited to the Participant’s account. Accrued dividends that have been credited to the Participant’s account shall be paid in cash through payroll (reduced by amounts necessary to satisfy withholding tax obligations) when the related Restricted Shares vest. Accrued dividends that have been credited to the Participant’s account will not be paid with respect to any Restricted Shares that do not vest and are cancelled. Dividends will not be credited with any interest or other return between the date they accrue and the date they are paid to the Participant.

(d)    Termination of Employment.    In the event that the Participant’s employment with the Company or any of its Subsidiaries ends for any reason before the Restricted Shares have vested in full in accordance with Section 1.2(a) hereof, the Participant shall forfeit all unvested Restricted Shares (and all unvested dividends accrued thereon) as of the date of such termination of employment, unless the Committee determines otherwise or unless the Participant has an employment agreement with the Company or one of its Subsidiaries that provides for a different treatment, in which case the terms of the Participant's employment agreement will control. A ‘‘termination of employment’’ occurs, for purposes of the Restricted Shares, when a Participant is no longer an employee of the Company or any of its Subsidiaries for any reason, including, without limitation, a reduction in force, a sale or divestiture or shut-down of the business for which the Participant works, the Participant’s voluntary resignation, the Participant’s termination with or without cause or the Participant’s retirement, death or permanent disability. Unless the Committee determines otherwise, the employment of a Participant who works for a Subsidiary shall terminate, for purposes of the Restricted Shares, on the date on which the Participant’s employing company ceases to be a Subsidiary.

ARTICLE II

ADJUSTMENT OF AWARDS

Section 2.1    Effect of Certain Corporate Changes.    In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number and kind of securities subject to the Restricted Shares, as it deems appropriate. The Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III

DEFINITIONS

As used herein, the following terms shall have the following meanings:

(a)    ‘‘Board’’ shall mean the Board of Directors of the Company.

(b)    ‘‘Class B Common Stock’’ shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(c)    ‘‘Code’’ shall mean the Internal Revenue Code of l986, as amended, including any successor law thereto and the rules and regulations promulgated thereunder.

(d)    ‘‘Committee’’ shall mean the Compensation Committee of the Board (or such other committee(s) as may be appointed or designated by the Board to administer the Plan).

(e)    ‘‘Fair Market Value’’ of a share of Class B Common Stock on a given date shall be the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or as reported by any other authoritative source selected by the Company.

(f)    ‘‘Participant’’ shall mean the employee to whom the Restricted Shares are awarded.

(g)    ‘‘Subsidiary’’ shall mean a corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

ARTICLE IV

MISCELLANEOUS

Section 4.1     No Rights to Grants or Continued Employment.    Neither the Certificate, the Plan nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary. In addition, neither the Certificate, the Plan nor any such action shall confer upon the Participant any entitlement to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant’s employment at any time for any reason.

Section 4.2     Restriction on Transfer.    None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to vesting; provided, however, that the Committee may permit transferability, subject to any conditions and limitations that it may, in its sole discretion, impose.

Section 4.3     Tax Withholding.    The Company or a Subsidiary, as appropriate, shall be entitled to withhold from any Restricted Shares that vest, and from any payment (including payment of accrued dividends) made with respect to the Restricted Shares or otherwise under the Plan to the Participant or a Participant's estate or any permitted transferee, an amount sufficient to satisfy any U.S. federal, state, local and/or other tax withholding requirements. The Company expects that, in order to satisfy such requirements, it will (i) in connection with the vesting of any Restricted Shares, retain a portion of such shares, and (ii) in connection with the payment any accrued cash dividends, retain a portion of the cash amount that would otherwise be paid. As a condition to participating in the Voluntary Exchange Offer and receiving this grant of Restricted Shares, the Participant has agreed to the foregoing actions to satisfy such tax withholding requirements. Notwithstanding the foregoing, the Company may, in its discretion and subject to such conditions as it may determine, require or permit the Participant to satisfy such tax withholding requirements through some other means (including without limitation by payment of a cash amount equal to the amount of such tax withholding requirements or by delivery of Class B Common Stock already owned by the Participant having a Fair Market Value equal to the amount of such tax withholding requirements).

Section 4.4     Section 83(b) Election.    As a condition to participating in the Voluntary Exchange Offer and receiving this grant of Restricted Shares, the Participant has agreed not to file an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares. Should the Participant attempt to make such an election under Section 83(b) of the Code, the Restricted Shares will be forfeited.

Section 4.5    No Restriction on Right of Company to Effect Corporate Changes.    Neither the Plan nor the Certificate shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 4.6    Interpretation.    In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control. Additionally, in the event of a conflict or ambiguity between the provisions of the Certificate and the provisions of any employment agreement that is in effect and applicable to the Participant with respect to the Restricted Shares, the provisions of such employment agreement shall be deemed controlling to the extent such provisions are consistent with the provisions of the Plan and are more favorable to the Participant than the provisions of the Certificate.

Section 4.7    Breach of Covenants.    In the event that the Committee makes a good faith determination that the Participant committed a material breach of the restrictive covenants relating to non-competition, no solicitation of employees, confidential information or proprietary property in any employment or other agreement applicable to the Participant during the one-year period after termination of the Participant’s employment with the Company or a Subsidiary for any reason, the Participant will be required to return the shares of Class B Common Stock received by him or her upon vesting of the Restricted Shares and payment of accrued dividends or, if such shares of Class B Common Stock were sold by the Participant, return any proceeds realized on the sale of such shares of Class B Common Stock during the one-year period prior to such breach or any time after such breach occurs.

Section 4.8    Governmental Regulations.    The Restricted Shares shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.9    Headings.    The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Certificate.

Section 4.10    Governing Law.    The Certificate and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

SCHEDULE D

CBS Corporation

2004 Long-Term Management Incentive Plan

Form of
Award Certificate for Restricted Share Units (RSUs)
Issued in Connection with the Voluntary Exchange Offer

ARTICLE I

TERMS OF RESTRICTED SHARE UNITS

Section 1.1    Grant of RSUs.    CBS Corporation, a Delaware corporation (the ‘‘Company’’), has awarded the Participant restricted share units (the ‘‘RSUs’’) under the CBS Corporation 2004 Long-Term Management Incentive Plan, as amended from time to time through the Date of Grant (as defined below) (the ‘‘Plan’’). The RSUs have been awarded to the Participant in connection with the Company’s voluntary exchange offer commenced on May 3, 2006 (the ‘‘Voluntary Exchange Offer’’) in exchange for eligible stock options tendered to the Company by the Participant pursuant to the Voluntary Exchange Offer and are subject to these Terms and Conditions (the ‘‘Certificate’’) and the Plan, the terms of which are hereby incorporated by reference. A copy of the Plan has been or is being provided to the Participant. Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Plan.

Section 1.2    Terms of RSUs.

(a)    General and Vesting.    Each RSU corresponds to one share of Class B Common Stock and represents the right to receive one share of Class B Common Stock upon vesting. RSUs will be subject to forfeiture and other restrictions until the applicable vesting date. Subject to the other terms and conditions contained in the Certificate and in the Plan, the RSUs shall vest in two equal installments on the second and third anniversaries of June 1, 2006 (the ‘‘Date of Grant’’). Any fractional shares resulting from the application of the foregoing vesting schedule will be aggregated and will vest on the second anniversary of the Date of Grant. Each portion of the RSUs will vest only if the Participant remains in continuous employment with the Company or one of its Subsidiaries through the applicable vesting date. In accordance with and subject to Section 1.2(d) below, in the event of the Participant’s termination of employment for any reason, unvested RSUs shall be forfeited to the Company.

(b)    Settlement.    On the date each portion of the RSUs vest, all restrictions contained in the Certificate and in the Plan shall lapse as to that portion of the RSUs and that portion of the vested RSUs shall be payable in shares of Class B Common Stock, which may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry. The Company will settle vested RSUs by delivering the corresponding number of shares of Class B Common Stock (less shares withheld to satisfy withholding tax obligations) to the Participant’s equity compensation account maintained with Smith Barney (or its successor as service provider to the Company’s equity compensation plans). Following settlement, the Participant may direct Smith Barney (or its successor) to sell some or all of such shares, may leave such shares in such equity compensation account or may transfer them to an account that the Participant maintains with a bank or broker by following the instructions made available to the Participant by the Company.

(c)    Dividend Equivalents.    Dividend Equivalents shall accrue on the RSUs until the RSUs are settled. Dividend Equivalents will be subject to the same vesting conditions as the underlying

RSUs on which the Dividend Equivalents were accrued. The Company shall credit the accrual of the Dividend Equivalents to the Participant’s account at such time and in such manner as determined by the Committee, in its sole discretion. The Company shall maintain a bookkeeping record with respect to the amount of the Dividend Equivalents credited to the Participant’s account. Accrued Dividend Equivalents that have been credited to the Participant’s account shall be paid in cash through payroll (reduced by amounts necessary to satisfy withholding tax obligations) when the related RSUs are settled. Accrued Dividend Equivalents that have been credited to the Participant’s account will not be paid with respect to any RSUs that do not vest and are cancelled. Dividend Equivalents will not be credited with any interest or other return between the date they accrue and the date they are paid to the Participant.

(d)    Termination of Employment.    In the event that the Participant’s employment with the Company or any of its Subsidiaries ends for any reason before the RSUs have vested in full in accordance with Section 1.2(a) hereof, the Participant shall forfeit all unvested RSUs (and all unvested Dividend Equivalents accrued thereon) as of the date of such termination of employment, unless the Committee determines otherwise or unless the Participant has an employment agreement with the Company or one of its Subsidiaries that provides for a different treatment, in which case the terms of the Participant's employment agreement will control. A ‘‘termination of employment’’ occurs, for purposes of the RSUs, when a Participant is no longer an employee of the Company or any of its Subsidiaries for any reason, including, without limitation, a reduction in force, a sale or divestiture or shut-down of the business for which the Participant works, the Participant’s voluntary resignation, the Participant’s termination with or without cause or the Participant’s retirement, death or permanent disability. Unless the Committee determines otherwise, the employment of a Participant who works for a Subsidiary shall terminate, for purposes of the RSUs, on the date on which the Participant’s employing company ceases to be a Subsidiary.

(e)    Change in Tax Status.    If at any time after the Date of Grant the Participant becomes subject to United States income tax, any unvested RSUs held by the Participant will automatically be converted to an equivalent number of restricted shares of Class B Common Stock immediately before the Participant becomes subject to United States income tax. Such restricted shares will be subject to the same vesting conditions, and have such other terms and conditions, as if they had been awarded to the Participant on the first business day following the expiration of the Voluntary Exchange Offer.

ARTICLE II

ADJUSTMENT OF AWARDS

Section 2.1    Effect of Certain Corporate Changes.    In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number and kind of securities subject to the RSUs, as it deems appropriate. The Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III

DEFINITIONS

As used herein, the following terms shall have the following meanings:

(a)    ‘‘Board’’ shall mean the Board of Directors of the Company.

(b)    ‘‘Class B Common Stock’’ shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(c)    ‘‘Committee’’ shall mean the Compensation Committee of the Board (or such other committee(s) as may be appointed or designated by the Board to administer the Plan).

(d)    ‘‘Dividend Equivalent’’ shall mean an amount in cash equal to the regular cash dividend that would have been paid on the number of shares of Class B Common Stock underlying the RSUs.

(e)    ‘‘Fair Market Value’’ of a share of Class B Common Stock on a given date shall be the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or as reported by any other authoritative source selected by the Company.

(f)    ‘‘Participant’’ shall mean the employee to whom the RSUs are awarded.

(g)    ‘‘Subsidiary’’ shall mean a corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

ARTICLE IV

MISCELLANEOUS

Section 4.1     No Rights to Grants or Continued Employment.    Neither the Certificate, the Plan nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary. In addition, neither the Certificate, the Plan nor any such action shall confer upon the Participant any entitlement to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant’s employment at any time for any reason.

Section 4.2     Restriction on Transfer.    RSUs may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of; provided, however, that the Committee may permit transferability, subject to any conditions and limitations that it may, in its sole discretion, impose.

Section 4.3     Tax Withholding.    The Company or a Subsidiary, as appropriate, shall be entitled to withhold from any RSUs that vest, and from any payment (including payment of accrued dividends) made with respect to the RSUs or otherwise under the Plan to the Participant or a Participant's estate or any permitted transferee, an amount sufficient to satisfy any U.S. federal, state, local and/or other tax withholding requirements. The Company expects that, in order to satisfy such requirements, it will (i) in connection with the vesting of any RSUs, retain a portion of such shares, and (ii) in connection with the payment any accrued cash dividends, retain a portion of the cash amount that would otherwise be paid. As a condition to participating in the Voluntary Exchange Offer and receiving this grant of RSUs, the Participant has agreed to the foregoing actions to satisfy such tax withholding requirements. Notwithstanding the foregoing, the Company may, in its discretion and subject to such conditions as it may determine, require or permit the Participant to satisfy such tax withholding requirements through some other means (including without limitation by payment of a cash amount equal to the amount of such tax withholding requirements or by delivery of Class B Common Stock already owned by the Participant having a Fair Market Value equal to the amount of such tax withholding requirements).

Section 4.4     Stockholder Rights; Unsecured Creditor Status.    The grant of RSUs under the Certificate shall not entitle the Participant or a Participant’s estate or any permitted transferee to any rights of a holder of shares of Class B Common Stock, other than when and until the Participant, the Participant’s estate or the permitted transferee is registered on the books and records of the Company as a stockholder. Unless otherwise determined by the Committee in its discretion, no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Class B Common Stock for which the record date is prior to the date on which the Participant, a Participant’s estate or any permitted transferee shall become the registered or beneficial holder of such shares of Class B Common Stock. RSUs constitute unsecured and unfunded obligations of the Company. As a holder of RSUs, the Participant shall have only the rights of a general unsecured creditor of the Company.

Section 4.5     No Restriction on Right of Company to Effect Corporate Changes.    Neither the Plan nor the Certificate shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 4.6     Interpretation. In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control. Additionally, in the event of a conflict or ambiguity between the provisions of the Certificate and the provisions of any employment agreement that is in effect and applicable to the Participant with respect to the RSUs, the provisions of such employment agreement shall be deemed controlling to the extent such provisions are consistent with the provisions of the Plan and are more favorable to the Participant than the provisions of the Certificate.

Section 4.7     Breach of Covenants.    In the event that the Committee makes a good faith determination that the Participant committed a material breach of the restrictive covenants relating to non-competition, no solicitation of employees, confidential information or proprietary property in any employment or other agreement applicable to the Participant during the one-year period after termination of the Participant’s employment with the Company or a Subsidiary for any reason, the Participant will be required to return the shares of Class B Common Stock received by him or her upon vesting of the RSUs and payment of accrued dividends or, if such shares of Class B Common Stock were sold by the Participant, return any proceeds realized on the sale of such shares of Class B Common Stock during the one year period prior to such breach or any time after such breach occurs.

Section 4.8     Governmental Regulations.    The RSUs shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.9     Headings.    The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Certificate.

Section 4.10     Governing Law.    The Certificate and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

SCHEDULE E

FORM OF WITHDRAWAL LETTER

CBS CORPORATION

WITHDRAWAL OF
PREVIOUSLY TENDERED ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR RESTRICTED SHARES OR RESTRICTED SHARE UNITS DATED MAY 3, 2006

THE RIGHT TO WITHDRAW ELIGIBLE OPTIONS TENDERED PURSUANT TO
 THE VOLUNTARY EXCHANGE OFFER WILL EXPIRE
AT 12:00 MIDNIGHT, EASTERN DAYLIGHT TIME, ON MAY 31, 2006 UNLESS THE VOLUNTARY EXCHANGE OFFER IS EXTENDED BY CBS CORPORATION

Deliver to:

If by e-mail:	If by facsimile (fax):
cbs.voluntaryexchangeoffer@ey.com	1-866-710-0165 (or 1-201-477-6627 if you are outside the United States when you send the fax)

The method you use to withdraw previously tendered eligible options must be the same method used previously to tender the eligible options.

If you previously accepted CBS Corporation's (‘‘CBS’’) offer to exchange your eligible options by delivering a Letter of Transmittal either via e-mail or by facsimile transmission, but you would like to change your decision and withdraw your tendered eligible options, you must properly complete, sign and return a Withdrawal Letter substantially in the form hereof no later than 12:00 Midnight, Eastern Daylight Time, May 31, 2006 (or such later date and time to which CBS extends the Offer). You must use the same method that you used to previously tender your eligible options, either signing and sending a Withdrawal Letter (1) electronically via e-mail as an attachment in Adobe PDF format to the following e-mail address:cbs.voluntaryexchangeoffer@ey.com or (2) by facsimile to the number listed above, in either case so that it is received by 12:00 Midnight, Eastern Daylight Time, on May 31, 2006 (or such later date and time to which CBS extends the Offer). This Withdrawal Letter will be effective only if it is properly signed, completed and received by us before the expiration of the Voluntary Exchange Offer. Capitalized terms used but not defined herein have the same meanings as in the Offer to Exchange Outstanding Options for Restricted Shares or Restricted Share Units.

To CBS Corporation:

I hereby acknowledge and agree to each of the following for the benefit of CBS:

•    I previously received a copy of the Offer to Exchange Outstanding Options for Restricted Shares or Restricted Share Units dated May 3, 2006 and the Letter of Transmittal referred to therein. I completed and returned the Letter of Transmittal, in which I tendered my eligible options to you in exchange for restricted shares or, in the event I am not subject to United States income tax, restricted share units. I now wish to withdraw my tendered eligible options as indicated on the signature page to this Withdrawal Letter. I understand that by signing and delivering this Withdrawal Letter to you, I am revoking my election with respect to CBS's offer to exchange eligible options for restricted shares or restricted share units. I have read, understand and agree to the terms and conditions of the Form of Withdrawal Letter and the Voluntary Exchange Offer.

•    I understand that by withdrawing my previously tendered eligible options, I must reject the Voluntary Exchange Offer with respect to all of my in-the-money eligible options and/or out-of-the-money eligible options. I understand that in order to withdraw previously tendered eligible options with respect to the Voluntary Exchange Offer, I must properly complete, sign and deliver this Withdrawal Letter so that it is received by you before 12:00 Midnight, Eastern Daylight Time, on May 31, 2006 (or such later date and time to which CBS extends the Offer), and that the method I use to withdraw my previously tendered eligible options must be the same method I used previously to tender my eligible options.

•    This Withdrawal Letter supersedes and replaces any Letter of Transmittal that I have previously delivered as indicated on the signature page to this Withdrawal Letter.

•    Neither CBS nor any other person is obligated to give notice of any defects or irregularities in this Withdrawal Letter, nor will anyone incur any liability for failure to give any such notice. CBS will determine all questions as to the form and validity, including time of receipt, of Withdrawal Letters. CBS’s determination of these matters will be final and binding on all parties.

•    If I wish to re-tender eligible options, I acknowledge that this Withdrawal Letter may not be rescinded and a new Letter of Transmittal must be submitted prior to the expiration of the Voluntary Exchange Offer.

BY MY SIGNATURE BELOW, I HEREBY WITHDRAW MY PREVIOUS ELECTION TO TENDER ALL OF MY IN-THE-MONEY AND/OR OUT-OF-THE-MONEY ELIGIBLE OPTIONS.

You must send a signed copy of this Withdrawal Letter either (1) electronically via e-mail as an attachment in Adobe PDF format to the following e-mail address: cbs.voluntaryexchangeoffer@ey.com or (2) by facsimile transmission to the number listed above, in either case so that it is received by 12:00 Midnight, Eastern Daylight Time, on May 31, 2006 (or such later date and time to which CBS extends the Voluntary Exchange Offer). Please sign and date in the spaces provided below:

CBS CORPORATION WITHDRAWAL LETTER

SIGNATURE PAGE

By delivery and execution hereof, I acknowledge that I have read, understand and agree to the terms and conditions set forth in the Form of Withdrawal Letter and the Voluntary Exchange Offer.

SIGNATURE OF OWNER
X
(Signature of Holder or Authorized Signatory) *Must be signed by same person who signed the Letter of Transmittal
Date: , 2006
Print Name:
Division/Title:
Home Address:

Home Telephone No. (with area code):
Work Telephone No. (with area code):
CBS E-mail Address:
Capacity (if applicable)

I hereby withdraw all of my previously tendered in-the-money eligible options

I hereby withdraw all of my previously tendered out-the-money eligible options